                                                               Exhibit 28.1
                                                               Page 1 of 93

                SECOND AMENDED AND RESTATED REVOLVING CREDIT,
                       TERM LOAN AND SECURITY AGREEMENT


                             THE BANK OF NEW YORK
                           (AS LENDER AND AS AGENT)

                                        AND

         THE VARIOUS FINANCIAL INSTITUTIONS THAT BECOME LENDERS HEREUNDER
                                     (LENDERS)

                                       WITH


                       GENERAL DATACOMM INDUSTRIES, INC.
                            GENERAL DATACOMM, INC.
                              GDC NAUGATUCK, INC.
                         DATACOMM SERVICE CORPORATION
                            GDC REALTY, INC.
                    GENERAL DATACOMM INTERNATIONAL CORP.
                       GENERAL DATACOMM SYSTEMS, INC.
                                  (BORROWERS)


                               As of June 1, 1994


                            SECOND AMENDED AND RESTATED
                          REVOLVING CREDIT, TERM LOAN
                                        AND
                               SECURITY AGREEMENT

<PAGE 16>
                                                              Exhibit 28.1
                                                              Page 2 of 93

          Second Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of June 1, 1994 among GENERAL DATACOMM INDUSTRIES, INC., a corporation organized under the laws of the State of Delaware, GENERAL DATACOMM, INC., a corporation organized under the laws of the State of Delaware, GDC NAUGATUCK, INC., a corporation organized under the laws of the State of Delaware, DATACOMM SERVICE CORPORATION, a corporation organized under the laws of the State of Delaware, GDC REALTY, INC., a corporation organized under the laws of the State of Texas, GENERAL DATACOMM INTERNATIONAL CORP., a corporation organized under the laws of the State of Delaware, GENERAL DATACOMM SYSTEMS, INC., a corporation organized under the laws of the State of Delaware (each a "Borrower" and jointly and severally, the "Borrowers"), the undersigned financial institutions and the various financial institutions which in accordance with Section 16.3 become Lenders hereunder (collectively, "Lenders") and THE BANK OF NEW YORK ("BNY"), a New York banking corporation, as agent for Lenders (BNY in such capacity, "Agent").

                            BACKGROUND

          Borrowers, Lenders and Agent are parties to an Amended and Restated Revolving Credit and Security Agreement dated as of November 30, 1993, as amended, modified or supplemented from time to time (the "Original Loan Agreement").

          Borrowers have requested that Lenders make a term loan facility available to GDC and Lenders are willing to provide such facility on the terms and conditions set forth herein.

          By execution of this Agreement, Borrowers and Lenders wish to amend and restate the Original Loan Agreement on the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties hereto hereby agree as follows:

          A.   AMENDMENT AND RESTATEMENT

               As of the date of this Agreement, the terms, conditions, covenants, agreements, representations and warranties contained in the Original Loan Agreement shall be deemed amended and restated in their entirety as follows and the Original Loan Agreement shall be consolidated with and into and superseded by this Agreement; provided, however, that nothing contained in this Agreement shall impair, limit or affect the Liens heretofore

                                                          Exhibit 28.1
                                                          Page 3 of 93

granted, pledged and/or assigned as security for Borrowers' obligations under the Original Loan Agreement.

          I.   DEFINITIONS.

               1.1. Accounting Terms. As used in this Agreement or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section
1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP as of the Closing Date.

               1.2.   General Terms.  For purposes of this
Agreement the following terms shall have the following meanings:

               "Acceptable Bill-and-Hold Sales" shall mean those sales made by any Borrower to a Customer on a bill-and-hold basis pursuant to a written agreement between such Borrower and such Customer where such Customer has instructed such Borrower to hold the goods subject thereto and such Customer has not informed such Borrower that it will not accept shipment of such goods.

               "Advances" shall mean and include the Revolving
Advances, the issuance of Letters of Credit and the Term Loan.

               "Advance Rates" shall have the meaning set forth in
Section 2.1(a).

               "Affiliate" of any Person shall mean (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 20% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

               "Agent" shall have the meaning set forth in the introductory paragraph to this Agreement and any successor Agent appointed in accordance with Section 14.3.

               "Alternate Base Rate" shall mean, for any day, a rate per annum equal to the higher of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Rate in effect on such day plus 1/2 of 1%.

               "Alternate Currency" means Canadian Dollars and
Sterling.

                                                            Exhibit 28.1
                                                            Page 4 of 93

               "Alternate Currency Advances" shall mean those Revolving Advances made in Alternate Currencies with interest being charged at the Alternate Currency Interest Rate.

               "Alternate Currency Interest Rate" shall mean for any Alternate Currency Advance for the then current Interest Period relating thereto, the rate per annum (such rate to be adjusted to the next higher 1/100 of one percent) equal to the rate which banks will lend in the relevant interbank Eurocurrency market the relevant Alternate Currency for delivery on the first day of such Interest Period and in an amount comparable to the principal amount of such Alternate Currency Advance determined as of approximately 11:00 a.m. (New York time) two (2) Business Days before the beginning of such Interest Period.

               "Assignment" shall mean the Assignment dated
December 1, 1993 from The Bank of New York Commercial Corporation in favor of Agent.

               "Authority" shall have the meaning set forth in
Section 4.19(d).

               "Balance Sheet" shall have the meaning set forth in
Section 5.5(a).

               "Bank" shall mean The Bank of New York and any successor thereto.

               "Blocked Accounts" shall have the meaning set forth in Section 4.15(h).

               "BNYCC" shall mean The Bank of New York Commercial
Corporation, a New York corporation.

               "Borrowers" shall mean, jointly and severally, GDC, GDC, Inc., GDC International, GDC Naugatuck, DataComm Service, GDC Realty, GDC Systems and all permitted successors and assigns.

               "Borrowing Agent" shall mean GDC.

               "Borrowing Base Certificate" shall have the meaning given to such term in Section 9.2.

               "Business Day" shall mean (i) with respect to Eurodollar Loans, any day on which commercial banks are open for domestic and international business, including dealings in Dollar deposits, in London, England and New York, New York, (ii) with respect to Alternate Currency Advances, any day on which commercial banks are open for domestic and international business and on which dealings in such Alternate Currency are carried out in the offshore interbank market and in the principal city in which dealings in such Alternate Currency are settled and (iii) with respect to all other matters, any day other than a day on which commercial banks in New York are authorized or required by law to close.

                                                                Exhibit 28.1
                                                                Page 5 of 93

               "Canadian Dollars" shall mean lawful money of Canada.

               "CDA" shall mean Connecticut Development Authority.

               "CDA Guaranty" shall mean the Guaranty Agreement dated as of June 1, 1994 issued by the CDA in favor of Agent.

               "CDA Guaranty Fee" means the annual guarantee fee payable to the CDA pursuant to Section 14 of the CDA Guaranty.

               "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42
U.S.C. section 9601 et seq.

              "Change of Control" shall mean (a) the occurrence of any event (whether in one or more transactions) which results in a transfer of control of any Borrower (other than GDC) or any Guarantor to a Person who is not an Original Owner or Borrower or
(b) any merger or consolidation of any Borrower or any Guarantor with a Person who is not a Borrower or any sale of all or substantially all of the property or assets of any Borrower or any Guarantor other than to a Borrower. For purposes of this definition, "control of any Borrower or any Guarantor" shall mean the power, direct or indirect (x) to vote 50% or more of the securities having ordinary voting power for the election of directors of such Borrower or such Guarantor or (y) to direct or cause the direction of the management and policies of such Borrower or such Guarantor by contract or otherwise.

               "Charges" shall mean all taxes, charges, fees, imposts, levies and other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the PBGC or any environmental agency or superfund), upon the Collateral, any Borrower or any of its Affiliates.

               "Chase" shall mean The Chase Manhattan Bank, N.A.

               "Chase Agreements" shall mean the Credit Agreement dated as of September 23, 1993 among General Lord, the banks which are signatories thereto and Chase, as agent for such banks, the Open-End Mortgage Deed, Assignment of Leases and Rents and Security Agreement dated as of September 23, 1993 between GDC and Chase and the Open-End Mortgage Deed, Assignment of Leases and Rents and Security Agreement dated as of September 23, 1993 between Chase and GDC Naugatuck.

                                                                Exhibit 28.1
                                                                Page 6 of 93

               "Claims" shall mean all security interests, liens, claims or encumbrances held or asserted by any Person against any or all of the Collateral, other than (A) Charges and (B) Permitted Encumbrances.

               "Closing Date" shall mean June 1, 1994 or such other date as may be agreed to by the parties hereto.

               "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time together with the regulations promulgated thereunder.

               "Collateral" shall mean and include:

                      (a)  all Receivables;

                      (b) all Equipment (but excluding those items of Equipment the purchase of which were financed pursuant to the agreements described on Schedule 1.2 to the extent (i) such agreements prohibit the granting of a junior Lien in such Equipment and such prohibition has not been waived by the holder of such Lien and (ii) the applicable Borrower's obligations under such agreement have not been paid);

                      (c)  all General Intangibles;

                      (d)  all Inventory;

                      (e)  all Subsidiary Stock;

                      (f)  all of each Borrower's right, title and
interest in and to (i) its goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) its rights as a consignor, consignee, unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any Borrower from any Customer relating to the Receivables; (iv) all other property, including warranty claims, relating to any goods securing this Agreement; (v) its contract rights, rights of payment which have been earned under a contract right, instruments, documents, chattel paper, warehouse receipts, deposit accounts, money and securities; (vi) if and when obtained by any Borrower, all real and personal property of third parties in which such Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; and (vii) all other goods, personal property or real property now owned or hereafter acquired in which any Borrower has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto, or under any other agreement between Agent and any Borrower;

               (g) all of Borrowers' ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (whether owned by any Borrower or in

                                                                Exhibit 28.1
                                                                Page 7 of 93

which it has an interest), computer programs, tapes, disks and documents relating to clauses (a), (b), (c), (d), (e) and/or (f) of this definition; and

               (h)  all proceeds and products of clauses (a), (b),
(c), (d), (e), (f) and (g) of this definition in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements or documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

          Notwithstanding the foregoing, "Collateral" shall not include (1) the Real Property; (2) any of the rents, royalties, issues, profits, revenues, income and other benefits of the Real
Property; or (3) any leases of the Real Property.

               "Commitment Percentage" of any Lender shall mean the percentage set below such Lender's name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 16.3(b).

               "Commitment Transfer Supplement" shall mean a document in the form of Exhibit 16.3, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender thereunder purchases and assumes a portion of the obligation of Lenders to make or participate in Advances under this Agreement.

               "Consents" shall mean all filings with and all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental and transactional authorities and other third parties, domestic or foreign, necessary for the validity or enforceability of any of the Documents, to carry on Borrowers' or Guarantors' businesses or execute, deliver or perform their obligations under this Agreement or any of the other Documents, including, without limitation, any consents required under all applicable federal, state or other applicable law or regulation.

               "Contract Rate" shall mean, as applicable, the Revolving Interest Rate and the Term Loan Interest Rate.

               "Controlled Group" shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

               "Current Assets" at a particular date, shall mean all cash, cash equivalents, accounts and inventory of GDC and its Subsidiaries on a consolidated basis and all other items which would, in conformity with GAAP as of the Closing Date, be included under current assets on a balance sheet of GDC and its Subsidiaries

                                                               Exhibit 28.1
                                                               Page 8 of 93

on a consolidated basis as at such date; provided, however, that such amounts shall not include (a) any amounts for any Indebtedness owing by any Subsidiary or Affiliate of GDC or any of its Subsidiaries to GDC or its Subsidiaries, unless such Indebtedness arose in connection with the sale of goods or rendition of services in the ordinary course of business and would otherwise constitute current assets in conformity with GAAP, (b) any shares of stock issued by an Affiliate or Subsidiary of GDC or any of its Subsidiaries, or (c) the cash surrender value of any life insurance policy.

               "Current Liabilities" at a particular date, shall mean all amounts which would, in conformity with GAAP as of the Closing Date, be included under current liabilities on a balance sheet of GDC and its Subsidiaries on a consolidated basis, as at such date, but in any event including, without limitation, the amounts of (a) all Indebtedness of GDC and its Subsidiaries payable on demand, or, at the option of the Person to whom such Indebtedness is owed, not more than twelve (12) months after such date, (b) any payments in respect of any Indebtedness of GDC and its Subsidiaries (whether installment, serial maturity, sinking fund payment or otherwise) required to be made not more than twelve
(12) months after such date, (c) all reserves in respect of liabilities or Indebtedness payable on demand or, at the option of the Person to whom such Indebtedness is owed, not more than twelve
(12) months after such date, the validity of which is not contested at such date, (d) all accruals for federal or other taxes measured by income payable within a twelve (12) month period and (e) Revolving Advances outstanding.

               "Customer" shall mean and include the account debtor with respect to any of the Receivables and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, GDC Canada or GDC United Kingdom, pursuant to which such Borrower, GDC Canada or GDC United Kingdom is to deliver any personal property or perform any services.

               "DataComm Leasing" shall mean DataComm Leasing
Corporation, a Delaware corporation.

               "DataComm Rental" shall mean DataComm Rental
Corporation, a Delaware corporation.

               "DataComm Service" shall mean DataComm Service
Corporation, a Delaware corporation.

               "Default Rate" shall have the meaning set forth in
Section 3.1.

               "Depository Accounts" shall have the meaning set forth in Section 4.15(h).

                                                                Exhibit 28.1
                                                                Page 9 of 93

               "Documents" shall have the meaning set forth in
Section 8.1(c).

               "Dollar" and the sign "$" shall mean lawful money of the United States of America.

               "Dollar Equivalent" shall mean, with respect to any amount denominated in an Alternate Currency, the amount of Dollars obtained by converting the amount of such Alternate Currency into Dollars at the spot rate for the purchase of Dollars with such Alternate Currency, as quoted by Bank at approximately 11:00 a.m. (New York time) on the date of determination thereof.

               "Domestic Loan" shall mean, as the case may be, a Domestic Revolving Loan or a Domestic Term Loan.

               "Domestic Revolving Loan" shall mean any Revolving
Advance with interest being charged based upon the Alternate Base
Rate.

               "Domestic Term Loan" shall mean that portion of the Term Loan with interest being charged based upon the Alternate Base Rate.

               "EBITDA" for any period, shall mean (a) Net Income before interest and taxes, plus (b) the sum of depreciation and amortization, plus (c) extraordinary losses, minus (d) extraordinary gains, minus (e) the difference, if any, between (i) capitalized software development costs and (ii) amortization of capitalized software development costs.

               "Eligible Inventory" shall mean and include
Inventory (excluding work in process, demonstration inventory and field spares which are included in machinery and equipment), valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent's reasonable opinion, obsolete, slow moving or unmerchantable and which Agent, in its sole discretion, which discretion shall be exercised in a reasonable manner, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including, without limitation, whether such Inventory is subject to a perfected, first priority security interest in favor of Agent and whether such Inventory conforms to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof.

               "Eligible Receivables" shall mean each Receivable arising in the ordinary course of Borrowers' businesses and which Agent, in its sole credit judgment, which discretion shall be exercised in a reasonable manner, shall deem to be eligible, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent's perfected security interest and no other Lien other than Permitted Encumbrances, and is evidenced by an invoice, bill of lading or other documentary evidence

                                                                Exhibit 28.1
                                                                Page 10 of 93

satisfactory to Agent. In addition, no Receivable shall be an Eligible Receivable if:

               (a) it arises out of a sale made by any Borrower to an Affiliate of such Borrower or any other Borrower or to a Person controlled by an Affiliate of such Borrower or any other Borrower;

               (b) with respect to a Receivable arising from sales to Customers outside the continental United States, Canada or the United Kingdom, it is due or unpaid more than sixty (60) days from original due date and with respect to any other Receivable, it is due or unpaid more than ninety (90) days after the original invoice date;

               (c) (i) with respect to Receivables from a Customer rated 5A1 or better by Dun & Bradstreet or having an otherwise equivalent credit rating from a reputable credit reporting agency, fifty percent (50%) or more of such Receivables from such Customer are not deemed Eligible Receivables by any other clause of this definition and (ii) with respect to each other Customer, twenty-five percent (25%) or more of the Receivables from such Customer are not deemed Eligible Receivables by any other clause of this definition. Such percentages may, in Agent's sole discretion, which discretion shall be exercised in a reasonable manner, be increased or decreased from time to time;

               (d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

               (e) the applicable Customer is also any Borrower's creditor or supplier, or such Customer has disputed liability, or such Customer has made any claim with respect to any other
Receivable due from such Customer to any Borrower, or such Receivable otherwise is or may become subject to any right of setoff by such Customer;

               (f) the applicable Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

               (g) the related sale is to a Customer outside the continental United States of America, Canada or the United Kingdom

                                                           Exhibit 28.1
                                                           Page 11 of 93

unless such sale is on letter of credit, guaranty or acceptance terms, or is covered by credit insurance in each case acceptable to Agent in its sole discretion or is otherwise acceptable to Agent in its sole discretion;

               (h) the sale to the applicable Customer is on a bill-and-hold (except for Acceptable Bill-and-Hold Sales), guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

               (i) Agent believes, in its sole judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the applicable Customer's financial inability to pay;

               (j) the applicable Customer is the United States of America, any state or any department, agency or instrumentality of any of them and Agent has requested that the applicable Borrower assign its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15) or otherwise comply with other applicable statutes or ordinances and the applicable Borrower fails to do so;

               (k) except with respect to Acceptable Bill-and-Hold Sales, the goods giving rise to such Receivable have not been shipped and delivered to and accepted by the applicable Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the applicable Customer or such Receivable otherwise does not represent a final sale;

               (l) the Receivables of the applicable Customer exceed a credit limit determined by Agent, in its sole discretion, which discretion shall be exercised in a reasonable manner to the extent such Receivable exceeds such limit;

               (m) such Receivable is subject to any offset, deduction, defense, dispute, or counterclaim;

               (n) any Borrower has made any agreement with the applicable Customer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

               (o) except (i) with respect to Acceptable Bill and Hold Sales or (ii) where such Customer has agreed to pay for such merchandise or services within the normal course of business, shipment of the merchandise or the rendition of services has not been completed or accepted by the applicable Customer;

               (p) any return, rejection or repossession of the related merchandise has occurred;

                                                              Exhibit 28.1
                                                              Page 12 of 93

               (q) such Receivable is not payable to a Borrower, GDC Canada or GDC United Kingdom; or

               (r) such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.

          For purposes of this definition only, the term
"Borrowers" shall include GDC United Kingdom and GDC Canada.

               "Environmental Complaint" shall have the meaning set forth in Section 4.19(d).

               "Environmental Laws" shall mean all federal, state, foreign and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, foreign and local governmental agencies and authorities with respect thereto.

               "Equipment" shall mean and include all of Borrowers' goods (excluding Inventory) whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

               "ERISA" shall have the meaning set forth in Section
5.8(d).

               "Eurodollar Loan" shall mean, as the case may be, a Eurodollar Revolving Loan or a Eurodollar Term Loan.

               "Eurodollar Rate" shall mean for any Eurodollar Loan for the then current Interest Period relating thereto the rate per annum (such Eurodollar Rate to be adjusted to the next higher 1/100 of one percent) equal to the quotient of (a) LIBOR, divided by (b) a number equal to 1.00 minus the aggregate of the rates (expressed as a decimal) of reserve requirements on the day that is two (2) Business Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulation promulgated by the Board of Governors of the Federal Reserve System (or any other governmental authority having jurisdiction over Bank) as in effect from time to time dealing with reserve requirements prescribed for eurocurrency funding including any reserve requirements with respect to "eurocurrency liabilities" under Regulation D of the Board of Governors of the Federal Reserve System.

               "Eurodollar Revolving Loan" shall mean any Revolving Advance with interest being charged based upon the Eurodollar Rate.

                                                               	Exhibit 28.1
                                                                Page 13 of 93

               "Eurodollar Term Loan" shall mean that portion of the Term Loan with interest being charged based upon the Eurodollar Rate.

               "Eurotech" shall mean Eurotech France S.A.R.L., a corporation organized under the laws of France.

               "Event of Default" shall mean any of the events set forth in Article X.

               "Federal Funds Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank.

               "Fee Letter" shall mean the letter agreement dated the Closing Date from Borrowers to Agent.

               "Fixed Charge Coverage Ratio", with respect to any fiscal period, shall mean the ratio of (a) EBITDA for such period to (b) the sum of all cash expended by GDC and its Subsidiaries on a consolidated basis to make interest and scheduled principal payments on Indebtedness, capital expenditures and capital lease payments.

               "Formula Amount" shall have the meaning set forth in
Section 2.1(a).

               "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

               "GDC" shall mean General DataComm Industries, Inc., a Delaware corporation.

               "GDC Australia" shall mean General DataComm Pty
Limited, a corporation organized under the laws of Australia.

               "GDC Belgium" shall mean General DataComm, N.V., a corporation organized under the laws of Belgium.

               "GDC Brazil" shall mean General DataComm do Brasil
Ltda, a corporation organized under the laws of Brazil.

               "GDC Canada" shall mean General DataComm Ltd., a corporation organized under the laws of Canada.

               "GDC China" shall mean General DataComm Ltd., a
Delaware corporation.

                                                               Exhibit 28.1
                                                               Page 14 of 93


               "GDC France" shall mean General DataComm S.A.R.L., a corporation organized under the laws of France.

               "GDC Germany" shall mean General DataComm Industries GmbH, a corporation organized under the laws of Germany.

               "GDC, Inc." shall mean General DataComm, Inc., a
Delaware corporation.

               "GDC International" shall mean General DataComm
International Corp., a Delaware corporation.

               "GDC Mexico" shall mean General Telecomm, S.A. de
C.V., a corporation organized under the laws of Mexico.

               "GDC Naugatuck" shall mean GDC Naugatuck, Inc., a
Delaware corporation.

               "GDC Netherlands" shall mean General Data
Communications Industries B.V., a corporation organized under the laws of the Netherlands.

               "GDC Realty" shall mean GDC Realty, Inc., a Texas corporation.

               "GDC Russia" shall mean General DataComm CIS, a corporation organized under the laws of the Russian Federation.

               "GDC Singapore" shall mean General DataComm PTE
Ltd., a corporation organized under the laws of Singapore.

               "GDC Systems" shall mean General DataComm Systems,
Inc., a Delaware corporation.

               "GDC United Kingdom" shall mean General DataComm
Limited, a corporation organized under the laws of the United
Kingdom.

               "GDC Venezuela" shall mean General DataComm de
Venezuela, C.A., a corporation organized under the laws of Venezuela.

               "General Intangibles" shall mean and include all of Borrowers' general intangibles, whether now owned or hereafter acquired including, without limitation, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trade names, service marks, trade secrets, goodwill, copyrights, design rights, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, claims under guaranties, security interests and other security held by or granted to Borrowers to secure payment of any of the Receivables by a Customer, rights of indemnification and other intangible property of every kind and nature (other than Receivables).

                                                                Exhibit 28.1
                                                                Page 15 of 93

               "General Lord" shall mean General-Lord Realty
Corporation, a Delaware corporation.

               "Governmental Body" shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

               "Guarantees" shall mean, collectively, the guarantees of the Obligations of Borrowers executed by each Guarantor in favor of BNYCC which pursuant to the Assignment have been assigned to Lenders, all reaffirmations thereof and any other guarantee hereafter executed in favor of Lenders and/or Agent guaranteeing the Obligations of Borrowers.

               "Guarantors" shall mean, collectively, GDC Canada, GDC United Kingdom, Eurotech, GDC Mexico, DataComm Rental, GDC
Belgium, GDC Australia, GDC France and each other Subsidiary of GDC which hereafter executes a Guarantee in favor of Lenders.

               "Guarantor Security Agreements" shall mean, collectively, the General Security Agreement dated as of March 6, 1992 executed by GDC Canada in favor of BNYCC, the General Assignment of Accounts Receivable dated as of March 6, 1992 executed by GDC Canada in favor of BNYCC, the Trust Deed dated as of March 6, 1992 executed by GDC Canada and Montreal Trust Company, the Debenture dated as of March 6, 1992 executed by GDC United Kingdom, the Debenture relating to the real property owned by GDC United Kingdom dated as of March 6, 1992 executed by GDC United Kingdom and BNYCC, all of which have been assigned to Agent for the benefit of Lenders pursuant to the Assignment, and such other security agreements delivered by any Guarantor in favor of Agent for the benefit of Lenders, and all other documents relating to the foregoing as amended, modified and supplemented and reaffirmed from time to time.

               "Hazardous Discharge" shall have the meaning set forth in Section 4.19(d).

               "Hazardous Substance" shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated byphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

               "Hazardous Wastes" shall mean and include all waste materials subject to regulation under CERCLA, RCRA or applicable state law, or any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

                                                              Exhibit 28.1
                                                              Page 16 of 93

               "Incipient Event of Default" shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

               "Indebtedness" of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, all premiums, if any, due at the required prepayment dates of such indebtedness, all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

               "Interest Period" shall mean the period provided for any Eurodollar Loan or any Alternate Currency Advance pursuant to
Section 2.2(b).

               "Inventory" shall mean all of Borrowers' now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in any Borrower's business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

               "Inventory Advance Rate" shall have the meaning set forth in Section 2.1(a)(ii).

               "Inventory Maximum Amount" shall mean (a) for the period commencing on December 1, 1993 and ending on November 30, 1994, $5,000,000, (b) for the period commencing on December 1, 1994 and ending on November 30, 1995, $4,000,000, and (c) for the period commencing on December 1, 1995 and at all times thereafter, $3,000,000.

               "Lender" and "Lenders" shall have the meaning set forth in the Preamble to this Agreement and shall include any Transferee, successor or assign of any Lender.

               "Lending Office" shall mean, for each Lender and Agent and for each type of Advance, the lending office of such Lender or Agent (or for an affiliate of such Lender or Agent) designated as such for such type of Advance on its signature page hereof or such other office of such Lender or Agent (or of an affiliate of such Lender or Agent) as such Lender or Agent may from

                                                             Exhibit 28.1
                                                             Page 17 of 93

time to time specify to Agent and Borrowing Agent as the office by which its Advances of such type are to be made and maintained.

               "Letter of Credit Application" shall have the meaning set forth in Section 2.8.

               "Letter of Credit Fees" shall have the meaning set forth in Section 3.2.

               "Letters of Credit" shall have the meaning set forth in Section 2.8.

               "LIBOR" shall mean for any Eurodollar Loan for the then current Interest Period relating thereto, the rate per annum quoted by the Bank two (2) Business Days prior to the first day of such Interest Period for the offering by the Bank to prime commercial banks in the London interbank eurodollar market of Dollar deposits, in immediately available funds on the first day of such Interest Period for a period equal to such Interest Period and in an amount equal to the amount of such Eurodollar Loan.

               "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, Charge, Claim or encumbrance, or preference, priority or other security agreement or preferential arrangement in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

               "Material Adverse Effect" shall mean a material adverse effect on any of the Collateral or on the business, assets, operations or financial condition of the applicable Person or Persons.

               "Maximum Loan Amount" shall mean $33,000,000, less repayments of the Term Loan.

               "Maximum Revolving Advance Amount" shall mean
$25,000,000.

               "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA under which a Borrower is an employer.

               "Netcomm" shall mean Netcomm Limited, a corporation organized under the laws of England and Wales, now known as General DataComm Research Centre, Limited.

               "Netcomm Agreement" shall mean the stock purchase agreement dated as of the 24th of October, 1993 by and among Richard Barnett and Sally Patricia Maynard-Smith, Andrew Timothy
Pepper, Trenlink Limited and GDC.

                                                               Exhibit 28.1
                                                               Page 18 of 93

               "Net Income", for any period, shall mean, the net income of GDC and its Subsidiaries on a consolidated basis for such period as determined in accordance with GAAP as of the Closing Date (but excluding any extraordinary gains or losses attributable to such period).

               "Net Worth", at a particular date, shall mean all amounts which would be included under shareholders' equity on a balance sheet of GDC and its Subsidiaries on a consolidated basis as at such date determined in accordance with GAAP as of the Closing Date.

               "Note" and "Notes" shall mean the Revolving Notes and the Term Notes.

               "Obligations" shall mean and include any and all of Borrowers' and Guarantors' Indebtedness and/or liabilities to Agent or Lenders or any corporation that directly or indirectly controls or is controlled by or is under common control with Agent or any Lender, of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under this Agreement or any other Document, and all obligations of any Borrower or any Guarantor to Agent or any Lender to perform acts or refrain from taking any action under this Agreement or any other Document.

               "Original Loan Agreement" shall have the meaning given to such term in the Background Section to this Agreement.

               "Original Owners" shall mean GDC with respect to GDC, Inc., DataComm Service, GDC Realty, GDC International, GDC Systems, DataComm Rental, GDC Canada, GDC United Kingdom, Eurotech, GDC Mexico, GDC Netherlands, GDC Belgium, GDC Australia, GDC France GDC Venezuela, GDC Singapore, Netcomm, GDC Brazil, GDC Germany, and GDC Russia; GDC International with respect to GDC China; and GDC Realty with respect to GDC Naugatuck.

               "Other Documents" shall mean the Notes, the Fee Letter, the Pledge Agreements and any and all other agreements, instruments and documents, including, without limitation, patent and trademark assignments, guaranties, pledges, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by any Borrower and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

               "Parent" of any Person shall mean a corporation or other entity owning, directly or indirectly, at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of such Person, or other Persons performing similar functions for any such Person.

               "Payment Office" shall mean initially 123 Main
Street, White Plains, New York; thereafter, such other office of

                                                         Exhibit 28.1
                                                         Page 19 of 93

Agent, if any, which it may designate by notice to Borrowing Agent to be the Payment Office.

               "PBGC" shall mean the Pension Benefit Guaranty
Corporation or any successor thereto.

               "Permitted Encumbrances" shall mean (a) Liens in favor of Agent for the benefit of Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent, or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrowers in conformity with GAAP; provided, that no such Lien shall have any effect on the priority of the Liens in favor of Agent or a stay of enforcement of any such Lien shall be in effect; (c) Liens disclosed in the financial statements referred to in Section 5.5, the existence of which Agent has consented to in writing; (d) deposits or pledges to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of Borrowers' businesses; (f) judgment Liens that have been stayed or bonded and mechanics', worker's, materialmen's, carrier's or other like Liens arising in the ordinary course of Borrowers' businesses with respect to obligations which are not due or which are being contested in good faith by any Borrower; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such Lien shall not encumber any other property of any Borrower and (y) the aggregate amount of Indebtedness of GDC and its Subsidiaries on a consolidated basis secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6; (h) encumbrances inherent to the granting of licenses by any Borrower to third parties in the ordinary course of business and
(i) Liens disclosed on Schedule 1.2.

               "Person" shall mean an individual, a partnership, a corporation, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a governmental authority or any other entity of whatever nature.

               "Plan" shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, established or maintained by any Borrower or any member of the Controlled Group or any such plan to which any Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.

               "Pledge Agreements" shall mean collectively, the Pledge Agreements executed and delivered by GDC and GDC Realty in favor of BNYCC which have pursuant to the Assignment been assigned to Agent for the benefit of Lenders, and any other pledge agreement hereafter executed by GDC in favor of Agent for the benefit of Lenders, as amended, modified, supplemented and reaffirmed from time to time with respect to the Subsidiary Stock together with the

                                                               Exhibit 28.1
                                                               Page 20 of 93

certificates evidencing the Subsidiary Stock and undated stock powers duly executed in blank with respect thereto.

               "Prime Rate" shall mean the prime commercial lending rate of the Bank as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by the Bank as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers of the Bank.

               "Projections" shall have the meaning set forth in
Section 5.5(b).

               "Purchasing Lender" shall have the meaning set forth in Section 16.3.

               "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C. section 6901 et seq., as the same may be amended from time to time.

               "Real Property" shall mean all real property owned or leased by any Borrower and any fixtures (other than trade fixtures) which are attached to and necessary to the operation of the buildings or other improvements located on such real property.

               "Receivables" shall mean and include all of Borrowers' accounts, contract rights, instruments, documents, chattel paper, general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to Borrowers arising out of or in connection with the sale or lease of Inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

               "Receivables Advance Rate" shall have the meaning set forth in Section 2.1(a)(i).

               "Register" shall have the meaning set forth in
Section 16.3(d).

               "Release" shall have the meaning set forth in
Section 5.7(c)(i).

               "Reportable Event" shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder.

               "Required Lenders" shall mean Lenders holding at least sixty six and two thirds percent (66 2/3%) of the Advances.

                                                                Exhibit 28.1
                                                                Page 21 of 93

               "Revolving Advances" shall mean Advances made pursuant to Section 2.1 and may consist of Domestic Revolving
Loans, Eurodollar Revolving Loans and Alternate Currency Advances.

               "Revolving Interest Rate" shall mean an interest rate per annum equal to (a) with respect to Domestic Revolving Loans, the sum of the Alternate Base Rate plus three quarters percent (.75%), (b) with respect to Eurodollar Revolving Loans, the sum of the Eurodollar Rate plus two and five-eighths percent (2.625%), and (c) with respect to Alternate Currency Advances, the sum of the Alternate Currency Interest Rate plus two and five-eighths percent (2.625%).

               "Revolving Note" and "Revolving Notes" shall have the meaning given to such terms in Section 2.1(a).

               "Sterling" shall mean the lawful money of the United
Kingdom.

               "Subsidiary" of any Person shall mean a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

               "Subsidiary Stock" shall mean all of the issued and outstanding shares of stock of GDC, Inc., DataComm Service, GDC Realty, GDC International, GDC Systems, GDC Canada, GDC United Kingdom, Eurotech, GDC Mexico, DataComm Rental, GDC Belgium, GDC Australia, GDC France and Netcomm owned by GDC and all of the issued and outstanding shares of stock of GDC Naugatuck owned by GDC Realty.

               "Tangible Net Worth" at a particular date shall mean Net Worth at such date minus the goodwill of GDC and its Subsidiaries on a consolidated basis at such date as determined in accordance with GAAP as of the Closing Date minus all other intangible assets of GDC and its Subsidiaries on a consolidated basis at such date as determined in accordance with GAAP as of the Closing Date, plus software license fees associated with CrossComm Corporation.

               "Term" shall have the meaning set forth in
Section 13.1.

               "Term Loan" shall mean the Advances made pursuant to
Section 2.4 hereof.

               "Term Loan Interest Rate" shall mean an interest rate per annum equal to (a) with respect to the Domestic Term Loan, the sum of the Alternate Base Rate plus one and one-quarter percent (1.25%) and (b) with respect to the Eurodollar Term Loan, the sum of the Eurodollar Rate plus three and one-quarter percent (3.25%).

                                                               Exhibit 28.1
                                                               Page 22 of 93

               "Term Note" and "Term Notes" shall have the meaning given to such terms in Section 2.4.

               "Termination Date" shall have the meaning set forth in Section 13.1.

               "Total Liabilities" at a particular date shall mean all Indebtedness of GDC and its Subsidiaries on a consolidated basis at such date as determined in accordance with GAAP as of the Closing Date.

               "Toxic Substance" shall mean and include any material present on the Real Property which has been shown to have significant adverse effect on human health and which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C.
section 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. "Toxic Substance" includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

               "Transferee" shall have the meaning set forth in
Section 16.3(b).

               "Working Capital", at a particular date, shall mean the excess, if any, of Current Assets over Current Liabilities at such date.

               1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York shall have the meaning given therein unless otherwise defined herein.

               1.4. Terms Generally. Unless the context shall otherwise require, all references in this Agreement to Articles, Sections, subsections, Exhibits and Schedules shall be deemed to be references to Articles, Sections and subsections of, and Exhibits and Schedules to, this Agreement. In addition, references to, "Liens in favor of Agent", "Agent's security interest in the Collateral" and similar formulations shall mean such Liens or security interests of Agent for the benefit of itself and Lenders.

          II.  ADVANCES, PAYMENTS.

               2.1. (a) Revolving Advances. Subject to the terms and conditions set forth in this Agreement, each Lender, severally and not jointly, will make Revolving Advances to Borrowing Agent in aggregate amounts outstanding at any time not greater than such Lender's Commitment Percentage of the lesser of
x) the Maximum Revolving Advance Amount less the aggregate amount of outstanding Letters of Credit or y) an amount equal to the sum of:

               (i)    up to 85%, subject to the provisions of
               Section 2.1(b) ("Receivables Advance Rate"), of the Dollar amount of Eligible Receivables payable in

                                                              Exhibit 28.1
                                                              Page 23 of 93

               Dollars and the Dollar Equivalent of Eligible
               Receivables which are not payable in Dollars, less such reserves as Agent may reasonably deem proper and necessary, plus

               (ii) the lesser of (x) up to 20%, subject to the provisions of Section 2.1(b) ("Inventory Advance Rate"), of the value of the Eligible Inventory less such reserves as Agent may reasonably deem proper and necessary (the Receivables Advance Rate and the Inventory Advance Rate shall be referred to, collectively, as the "Advance Rates") and (y) the Inventory Maximum Amount, plus

               (iii) the product of (a) the aggregate amount of outstanding Letters of Credit consisting of documentary trade Letters of Credit times (b) the Inventory Advance Rate, minus

               (iv) the aggregate amount of outstanding Letters of Credit, minus

               (v) the amount by which the amount of cash in DataComm Leasing exceeds $1,000,000.

          The sum of the amounts derived from Sections 2.1(a)(i) plus (ii) plus (iii) minus (v) at any time and from time to time shall be referred to as the "Formula Amount". The Revolving Advances of each Lender shall be evidenced by secured promissory notes (each a "Revolving Note", and collectively, the "Revolving Notes") in substantially the form attached hereto as Exhibit 2.1(a).

                      (b) Discretionary Rights. The Advance Rates may be increased or decreased by Agent at the request of the Lenders at any time and from time to time in the exercise of their reasonable discretion upon either the occurrence and during the continuance of an Event of Default or Incipient Event of Default or an increase in dilution with respect to the Receivables. Agent shall give Borrowing Agent and Lenders five (5) days prior written notice of Lenders' intention to decrease or increase Advance Rates. Borrowers and Lenders consent to any such increases or decreases and acknowledge that decreasing the Advance Rates may limit or restrict Revolving Advances requested by Borrowing Agent and/or require prepayment in accordance with Section 2.7.

                      (c) Foreign Receivables. In the event Agent receives collections of Receivables in a currency other than Dollars, Agent shall credit to Borrowers' account the Dollar
Equivalent of such foreign currency. Borrowers shall indemnify and hold harmless Agent and Lenders from any loss or damage arising as a result of a deficiency in the amount so collected.

                      (d)  Use of Revolving Advances.  During the
Term, Borrowers may use the Revolving Advances by borrowing,

                                                               Exhibit 28.1
                                                               Page 24 of 93

prepaying and reborrowing, all in accordance with the terms and conditions hereof.

               2.1(A) Alternate Currency Advances. The Dollar Equivalent of all outstanding Alternate Currency Advances made in Sterling may not exceed $2,500,000 at any time and the Dollar Equivalent of all outstanding Alternate Currency Advances made in Canadian Dollars may not exceed $2,500,000 at any time. In determining the amount of Revolving Advances outstanding, the amount of any Alternate Currency Advances outstanding shall be converted to the Dollar Equivalent of such amount on the date of any such determination. Promptly upon receipt of notice from Borrowing Agent of its request for an Alternate Currency Advance or to continue an Alternate Currency Advance, Agent shall determine whether the requested Alternate Currency will be readily available to Lenders in the interbank Eurocurrency market in the normal course of business in the amount and for the Interest Period requested. Agent shall notify Borrowing Agent and Lenders two (2) Business Days prior to the date of the requested Alternate Currency Advance or continuation of the determination made as to the availability of the requested Alternate Currency and the related Alternate Currency Interest Rate. If Agent notifies Borrowing Agent and Lenders that the requested Alternate Currency is available, the obligation of Lenders to make or continue any Alternate Currency Advance shall nevertheless be subject to the condition that there shall have occurred no change in circumstances in the interbank Eurocurrency market after such notification and prior to the first day of the relevant Interest Period, which change of circumstance would, in the opinion of Agent or any Lender, make it impractical for the requested Alternate Currency Advance to be made or continued in such Alternate Currency. If Agent or any Lender so determines that such a circumstance has occurred in the interbank Eurocurrency market or if Agent or any Lender determines that the requested Alternate Currency is not readily available, Agent shall promptly notify Borrowing Agent and Lenders thereof and such Alternate Currency Advance shall not be made, or any such continuation shall not be effected, as the case may be; and any Alternate Currency Advance outstanding in such Alternate Currency that Borrowing Agent shall have so requested to be continued shall be repaid at the end of the then current Interest Period or converted to a Domestic Revolving Loan at the end of the then current Interest Period. Borrowing Agent may not request that any Alternate Currency Advance originally made in one Alternate Currency be subsequently converted into another Alternate Currency but must repay such Alternate Currency Advance and, subject to the terms and conditions of this Agreement, may reborrow in the other Alternate Currency.

               2.2.   Procedure for Borrowing.

                      (a)  Borrowing Agent may notify Agent prior
to 11:00 a.m. on a Business Day of its request to incur, on such Business Day, a Domestic Revolving Loan hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any Other Document, or with

                                                               Exhibit 28.1
                                                               Page 25 of 93
respect to any other Obligation, become due, the same shall be deemed a request for a Domestic Revolving Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any Other Document, and such request shall be irrevocable.

                      (b)  In the event Borrowing Agent on behalf
of Borrowers desires to obtain a Eurodollar Loan or an Alternate Currency Advance, it shall give Agent at least three (3) Business Days' prior written notice specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount to be borrowed, which amount with respect to Eurodollar Revolving Loans shall be an integral multiple of $100,000 and shall not be less than $500,000, with respect to Eurodollar Term Loans shall be in an integral multiple of $50,000 and shall not be less than $250,000 and with respect to Alternate Currency Advances shall not be less than the Dollar Equivalent of $500,000, (iii) the duration of the first Interest Period therefor and (iv) if an Alternate Currency Advance is requested, the requested Alternate Currency. Interest Periods for Eurodollar Loans shall be for one, two, three or six month periods. Interest Periods for Alternate Currency Advances shall be for one, two or three month periods. The aggregate number of outstanding Eurodollar Loans shall not exceed four (4) at any time and the aggregate number of outstanding Alternate Currency Advances shall not exceed four (4) at any time. In no case may Borrowing Agent obtain Eurodollar Loans or Alternate Currency Advances, whether pursuant to a notice of borrowing or a request for conversion or continuation, (i) within one month prior to the last day of the Term, or (ii) if any Event of Default or Incipient Event of Default shall have occurred and be continuing.

                      (c)  Each Interest Period for a Eurodollar
Loan or Alternate Currency Advance shall commence on the date such Eurodollar Loan or Alternate Currency Advance is made and shall end on such date as Borrowing Agent may elect as set forth in Section 2.2(b)(iii), provided that:

                           (i)   any Interest Period which would
otherwise end on a day which is not a Business Day shall end on the next preceding or succeeding Business Day as is Bank's custom in the market to which such Eurodollar Loan or Alternate Currency Advance relates; and

                           (ii)  no Interest Period shall end after
the last day of the Term; and

                           (iii) any Interest Period which begins
on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall (subject to clause (i) above) end on the last day of such calendar month.

               Borrowing Agent shall elect the initial Interest
Period applicable to a Eurodollar Loan or Alternate Currency

                                                              Exhibit 28.1
                                                              Page 26 of 93

Advance by notice of borrowing given to Agent by Borrowing Agent pursuant to Section 2.2(b) or by notice of conversion or continuation given to Agent by Borrowing Agent pursuant to Section 2.2(d) or (e), as the case may be. Borrowing Agent shall give irrevocable written notice to Agent of its intention to extend or continue a Eurodollar Loan or an Alternate Currency Advance for an additional Interest Period not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Loan or Alternate Currency Advance. If Agent does not receive timely notice of the requested extension, any Eurodollar Loan shall convert to a Domestic Loan, subject to
Section 2.2(e), and any Alternate Currency Advance shall be due and payable, subject to Section 2.2(d).

                      (d)  If Borrowing Agent desires to continue
an Alternate Currency Advance or a Eurodollar Loan, Borrowing Agent shall make such request to Agent (and Agent shall so notify Lenders) in writing at least three (3) Business Days prior to the last day of the then current Interest Period applicable to such outstanding Alternate Currency Advance or Eurodollar Loan, which request may only be made if no Event of Default or Incipient Event of Default shall have occurred and be continuing.

                      (e)  Provided that no Event of Default or
Incipient Event of Default shall have occurred and be continuing and subject to the conditions set forth in this Section 2.2(e), Borrowing Agent may, (i) on the last Business Day of the then current Interest Period applicable to any Eurodollar Loan, convert such outstanding Eurodollar Loan into a Domestic Loan and (ii) from time to time, convert any outstanding Domestic Loan into a Eurodollar Loan in the same aggregate principal amount. If Borrowing Agent desires to convert a Domestic Loan or Eurodollar Loan as aforesaid, Borrowing Agent shall give Agent (and Agent shall so notify Lenders) not less than three (3) Business Days' prior written notice, specifying the date of such conversion, the Domestic Loan or Eurodollar Loan to be converted and, if the conversion is from a Domestic Loan to a Eurodollar Loan, the duration of the first Interest Period therefor. After giving effect to each such conversion there shall be no more than four (4) Eurodollar Loans outstanding.

                      (f)  In the event that any prepayment of a
Eurodollar Loan or an Alternate Currency Advance is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrowers shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g).

                      (g)  Each Borrower shall indemnify Agent and
Lenders and hold Agent and Lenders harmless from and against any and all losses and expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment or conversion of, or any default by any Borrower in the payment of the principal of or interest on, any Eurodollar Loan or any Alternate Currency Advance or failure by any Borrower to complete a borrowing of, a prepayment

                                                              Exhibit 28.1
                                                              Page 27 of 93

of, a continuation of or conversion to a Eurodollar Loan or an Alternate Currency Advance after notice thereof has been given, including (but not limited to) any interest or other amounts payable by Agent or Lenders to lenders of funds obtained by them in order to make or maintain their Eurodollar Loans or Alternate Currency Advances hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

                      (h)  Notwithstanding any other provision
hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (h), the term "Lender" shall include any Lender, its respective Lending Office and such other office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Loans or any Alternate Currency Advances) to make or maintain its Eurodollar Loans or Alternate Currency Advances, the obligation of Lenders to make or maintain Eurodollar Loans or Alternate Currency Advances hereunder shall forthwith be cancelled and Borrowers shall, if any affected Eurodollar Loans or Alternate Currency Advances are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Loans or Alternate Currency Advances or convert such affected Eurodollar Loans or Alternate Currency Advances into Revolving Advances of another type or into a Domestic Term Loan, as the case may be. If any such payment or conversion of any Eurodollar Loan or Alternate Currency Advance is made on a day that is not the last Business Day of the Interest Period applicable to such Eurodollar Loan or Alternate Currency Advance, Borrowers shall pay Lenders, upon Agent's request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar Loan or Alternate Currency Advance as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Loan or Alternate Currency Advance. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by any Lender to Borrowing Agent shall be conclusive absent manifest error.

               2.3.   Manner of Borrowing and Payment.

                      (a)  In the event of either a request by
Borrowing Agent for a Revolving Advance pursuant to Section 2.2 or the existence of a "deemed request" for a Revolving Advance pursuant to Section 2.2, 2.6(b), 2.8 or 2.11, Agent shall give notice prior to 12:00 p.m. (New York time) to each Lender of the requested Revolving Advance specifying (i) the date of the proposed borrowing, (ii) the amount to be borrowed and (iii) the type of Revolving Advance requested or deemed requested. On the date of the requested or deemed requested Revolving Advance, each Lender shall provide Agent with immediately available funds in Dollars with respect to Revolving Advances other than Alternate Currency

                                                              Exhibit 28.1
                                                              Page 28 of 93

Advances and each Lender shall provide Agent with immediately available funds in the relevant Alternate Currency with respect to Alternate Currency Advances, in each case, equal to its applicable Commitment Percentage of the requested or deemed requested Revolving Advance. Subject to Section 2.3(e), each borrowing of Revolving Advances shall be disbursed by Agent as provided in this
Section 2.3.

                      The proceeds of each Revolving Advance (other than Alternate Currency Advances) requested by Borrowing Agent shall, to the extent Lenders make such Revolving Advances, be made available to Borrowing Agent on the day so requested by way of credit to Borrowing Agent's operating account at Bank, or such other bank as Borrowing Agent may designate following notification to Agent, in federal or other immediately available funds. The proceeds of each Alternate Currency Advance requested by Borrowing Agent shall, to the extent Lenders make such Alternate Currency Advances, be made available in accordance with the instructions of Borrowing Agent. With respect to Revolving Advances deemed to have been requested, the proceeds of such Revolving Advance shall be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

                      (b) Each payment (including each prepayment) by Borrowers on account of the principal of and interest on any Revolving Note, shall be applied to the Revolving Advances pro rata according to the applicable Commitment Percentages of Lenders.
Each payment (including each prepayment) by Borrowers on account of principal and interest on any Term Note shall be applied to the Term Loan pro rata according to the applicable Commitment Percentages of Lenders.

                      (c)  Each Lender shall be entitled to earn
interest at the applicable Revolving Interest Rate on outstanding
Revolving Advances which it has funded.

                      (d)  If any Lender or any Transferee (a
"benefitted Lender") shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off), in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender's Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each other Lender; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest thereon unless such benefitted

                                                             Exhibit 28.1
                                                             Page 29 of 93

Lender is required to pay interest on such amounts to the Person recovering such payment, in which case with interest thereon, computed at the same rate, and on the same basis, as the interest that such benefitted Lender is required to pay. Each Lender so purchasing a portion of another Lender's Advances may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

                      (e) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its Commitment Percentage of any Revolving Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent and, in reliance upon such assumption, make available to Borrowers a corresponding amount. Agent will promptly notify Borrowing Agent of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after the date such Revolving Advance is made, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate (computed on the basis of a year of 365 days) during such period as determined by Agent, times (ii) such amount, times (iii) the number of days from and including the date of such Revolving Advance is made to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after the date such Revolving Advance is made, Agent shall be entitled to recover such amount, with interest thereon at the Revolving Interest Rate applicable to such Revolving Advance hereunder, on demand from Borrowers; provided, however, that Agent's right to such recovery shall not prejudice or otherwise adversely affect Borrowers' rights (if any) against such Lender.

               2.4.   Term Loan.  Subject to the terms and
conditions of this Agreement, each Lender, severally and not jointly, will make a Term Loan to GDC in the sum equal to such Lender's Commitment Percentage of $8,000,000. The Term Loan shall be advanced on the Closing Date and shall be, with respect to principal, payable as follows, subject to acceleration upon the occurrence and continuance of an Event of Default under this Agreement or termination of this Agreement: $250,000 per quarter commencing on June 30, 1994 and on the last day of each calendar quarter thereafter up to and including March 31, 1995; $375,000 per quarter commencing on June 30, 1995 and on the last day of each calendar quarter thereafter up to and including March 31, 1996; $500,000 per quarter commencing on June 30, 1996 and on the last day of each calendar quarter thereafter up to and including September 30, 1996, with a final payment on November 30, 1996 in an amount equal to the unpaid principal balance of the Term Loan. The portion of the Term Loan advanced by each Lender shall be evidenced by and subject to the terms and conditions set forth in the secured promissory notes (each a "Term Note" and collectively, the "Term

                                                           Exhibit 28.1
                                                           Page 30 of 93

Notes") in substantially the form attached hereto as Exhibit 2.4. The Term Loan may be prepaid, in whole or in part, without premium or penalty at any time on one (1) Business Day notice to Agent with respect to Domestic Term Loans and on three (3) Business Days notice to Agent with respect to Eurodollar Term Loans provided that Borrowers indemnify Agent and Lenders in accordance with Section 2.2(g). All prepayments shall be applied to the outstanding principal installments on the Term Loan in the inverse order of the maturities thereof.

               2.5.   Maximum Advances.  The aggregate balance of
Advances outstanding at any time shall not exceed the Maximum Loan
Amount.

               2.6.   Repayment of Advances.

                      (a)  The Revolving Advances shall be due and
payable in full on the last day of the Term subject to earlier prepayment as herein provided. The Term Loan shall be due and payable as provided in Section 2.4 hereof and in the Term Notes.

                      (b)  All payments of principal, interest and
other amounts payable hereunder, or under any of the Other Documents, other than Alternate Currency Advances, shall be made to Agent at the Payment Office not later than 1:00 P.M. (New York time) on the due date therefor and all payments with respect to Alternate Currency Advances shall be made to Agent at its applicable Lending Office not later than 1:00 p.m. (local time) on the due date therefor. Such payments shall be made (i) with respect to all payments other than in respect to the principal amount of and interest on Alternate Currency Advances, in lawful money of the United States of America in federal or other funds immediately available to Agent and (ii) with respect to the principal amount of and interest on Alternate Currency Advances in immediately available funds in the relevant Alternate Currency.
Any payments received after 1:00 p.m., New York time, shall be deemed made on the next Business Day. Agent shall, through the Payment Office, remit to each Lender an amount equal to such Lender's Commitment Percentage of any payments received by Agent on the date received if received prior to 1:00 p.m., New York time, or on the next Business Day if received after 1:00 p.m., New York time. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrowers' account or by making Revolving Advances as provided in Section 2.2.

                      (c) Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any Other
Documents or any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

               2.7. Repayment of Excess Advances. The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment

                                                             Exhibit 28.1
                                                             Page 31 of 93

Office, whether or not an Incipient Event of Default or Event of Default has occurred.

               2.8. Letters of Credit. Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of documentary trade letters of credit and standby letters of credit for the account of one or more Borrowers (collectively, "Letters of Credit"); provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the face amount of such Letters of Credit for the account of one or more Borrowers would cause the sum of (i) the outstanding Revolving Advances plus (ii) outstanding Letters of Credit (with the requested Letter of Credit being deemed to be outstanding for purposes of this calculation) to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount (which is calculated as if the requested Letter of Credit has been issued). The amount of all outstanding Letters of Credit shall not exceed $5,000,000 at any time. All disbursements or payments related to Letters of Credit shall be deemed to be requests for Domestic Revolving Loans; Letters of Credit that have not been drawn upon shall not bear interest. Letters of Credit shall be subject to the terms and conditions set forth in the applicable Application and Agreement for Letter of Credit attached hereto as
Exhibit 2.8 (the "Letter of Credit Application").

               2.9.   Issuance of Letters of Credit.

                      (a)  Borrowing Agent may request Agent to
issue or cause the issuance of a Letter of Credit by delivering to Agent, at the Payment Office, a Letter of Credit Application completed to the satisfaction of Agent, and such other certificates, documents and other papers and information as Agent may reasonably request.

                      (b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts when presented thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than eighteen (18) months after such Letter of Credit's date of issuance and in no event later than twelve (12) months after the last day of the Term. Each Letter of Credit Application and each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1983 Revision), International Chamber of Commerce Publication No. 400, and any amendment or revision thereof and, to the extent not inconsistent therewith, the laws of the State of New York.

               2.10.  Requirements For Issuance of Letters of
Credit.

                      (a)  In connection with the issuance of any
Letter of Credit, Borrowers shall indemnify, and save and hold harmless, Agent and each Lender from any loss, cost, expense or liability, including, without limitation, payments made by Agent or any Lender, and expenses and reasonable attorneys' fees incurred by

                                                             Exhibit 28.1
                                                             Page 32 of 93

Agent or any Lender, arising out of, or in connection with, any Letter of Credit issued or to be issued for any Borrower. Borrowers shall be bound by Agent's or any issuing or accepting bank's regulations and good faith interpretations of any Letter of Credit issued for any Borrower's account, although this inter-pretation may be different from such Borrower's own, and neither Agent nor any Lender, nor the bank which opened such Letter of Credit, nor any of its correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrowing Agent's instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit, except for Agent's or such Lender's or such correspondents' gross (not mere) negligence or willful misconduct.

                      (b)  Borrowing Agent shall authorize and
direct any bank which issues a Letter of Credit to name any Borrower as the "Account Party" therein and to deliver to Agent all instruments, documents, and other writings and property received by such bank pursuant to such Letter of Credit and to accept and rely upon Agent's instructions and agreements with respect to all matters arising in connection with such Letter of Credit, the application therefor or any acceptance thereof.

                      (c) In connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement, each Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority (i) to sign and/or endorse such Borrower's name upon any warehouse or other receipts, letter of credit applications and acceptances; (ii) to sign such Borrower's name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department ("Customs") in the name of such Borrower or Agent or Agent's designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower's name or Agent's name, or in the name of Agent's designee, any order, sale or transaction, to obtain the necessary documents in connection therewith, and to collect the proceeds thereof. Neither Agent nor its attorneys will be liable for any acts or omissions or for any error of judgment or mistakes of fact or law, except for Agent's or its attorney's gross (not mere) negligence or willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

                      (d)  Each Lender shall to the extent of such
Lender's Commitment Percentage be deemed to have irrevocably purchased an undivided participation in and shall provide to Agent, as provided in Section 2.3, its Commitment Percentage of each Domestic Revolving Loan made as a consequence of each disbursement made with respect to any Letters of Credit. In the event that at the time a disbursement is made with respect to a Letter of Credit, the unpaid balance of Revolving Advances exceeds or would exceed, with the making of such disbursement, the lesser of (i) the Maximum Revolving Advance Amount or (ii) the Formula Amount minus, in each case, the aggregate amount of outstanding Letters of Credit, and

                                                              Exhibit 28.1
                                                              Page 33 of 93

such disbursement is not reimbursed by Borrowers within two (2) Business Days, Agent shall promptly notify each Lender and upon Agent's demand each Lender shall pay to Agent such Lender's proportionate share of such unreimbursed disbursement together with such Lender's proportionate share of Agent's unreimbursed costs and expenses relating to such unreimbursed disbursement. Upon receipt by Agent of a repayment from any Borrower of any amount disbursed by Agent for which Agent had already been reimbursed by Lenders, Agent shall deliver to each Lender that Lender's pro rata share of such repayment. Each Lender's participation commitment shall continue until the last to occur of any of the following events:
(A) Agent ceases to be obligated to issue Letters of Credit hereunder; (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C) all Persons (other than the applicable Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

               2.11.  Additional Payments.

                      (a)  Any sums expended by Agent due to any
Borrower's failure to perform or comply with its obligations under this Agreement or any Other Document including, without limitation, any Borrower's obligations under Sections 4.2, 4.4, 4.12, 4.13 and
4.14 may be charged to Borrowers' account as a Domestic Revolving Loan and added to the Obligations.

                      (b) Agent shall have the right to effectuate payment of the CDA Guarantee Fee by charging such fee to Borrowers' account as a Domestic Revolving Loan.

          III.  INTEREST AND FEES.

               3.1. Interest. Interest on Advances shall be payable in arrears with respect to Domestic Loans, on the last day of each calendar quarter, and with respect to Eurodollar Loans and Alternate Currency Advances, at the end of each Interest Period, or, for Eurodollar Loans and Alternate Currency Advances with an Interest Period in excess of three months, on the date which is three months after the first day of such Interest Period and on the last day of such Interest Period. Interest charges shall be computed on the principal amount of Advances outstanding at the end of each day at a rate per annum equal to (a) with respect to Revolving Advances, the Revolving Interest Rate and (b) with respect to the Term Loan, the Term Loan Interest Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the Contract Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Obligations shall bear interest at the Contract Rate plus two percent (2%) per annum (the "Default Rate").

               3.2.   Letter of Credit Fees.

                                                              Exhibit 28.1
                                                              Page 34 of 93


               Borrowers shall pay Agent for the ratable benefit of Lenders (A) for issuing or causing the issuance of a standby Letter of Credit, a fee computed at a rate per annum of one and one-half percent (1.50%) on the undrawn face amount thereof from time to time and (B) for issuing or causing the issuance of a Letter of Credit that is not a standby Letter of Credit, a fee computed at a rate per annum of one-half of one percent (.50%) on the undrawn face amount thereof from time to time (the fees set forth in (A) and (B) referred to as "Letter of Credit Fees"). Such fees and charges shall be payable (i) in the case of any Letter of Credit, on its opening, (ii) in the case of a standby Letter of Credit, (A) monthly thereafter in advance and (B) upon each increase in the face amount thereof and (iii) in the case of any Letter of Credit that is not a standby Letter of Credit, at the time of each increase in the face amount thereof. Borrowers shall also pay to Agent when such charges are incurred by Agent or any issuing bank, Agent's or any issuing bank's other customary charges payable in connection with Letters of Credit, as in effect from time to time (which charges have heretofore been furnished to Borrowing Agent and any changes in such charges shall be furnished to Borrowing
Agent by Agent upon request).   Any such charge in effect at the
time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Agent's or any issuing bank's prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

               3.3. Unused Line Fee. If, for any month during the term of this Agreement, the average daily outstanding amount of the Revolving Advances for each day of such month does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent for the ratable benefit of Lenders a fee at a rate equal to one-half of one percent (.50%) per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily outstanding amount. Such fee shall be payable to Agent in arrears on the last day of each calendar quarter.

               3.4. Monitoring Fee. Borrowers shall pay to Agent and/or any Lender on the first day of each month following any month in which Agent and/or such Lender performs any monitoring function, monitoring fees in an amount equal to $500.00 per day for each person employed to perform such monitoring plus all reasonable out-of-pocket costs and disbursements incurred by Agent and/or such Lender in the performance of such monitoring; provided, however, monitoring fees shall only be paid to a Lender which performs such monitoring function jointly with Agent.

               3.5. Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of (i) 365 days for interest on Domestic Loans and fees and (ii) 360 days for Eurodollar Loans and Alternate Currency Advances, in each case for the actual number of days involved. If any payment to be made hereunder becomes due and payable on a day other than a Business

                                                        Exhibit 28.1
                                                        Page 35 of93

Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

               3.6. Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that a court determines that Agent or any Lender has received interest and other charges hereunder in excess of such highest rate, such excess interest shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess interest is greater than the previously unpaid principal balance, the applicable recipient shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

               3.7. Increased Costs. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by Agent or any Lender (for purposes of this Section 3.7, the term "Lender" shall include any Lender, any Lending Office and any corporation or bank controlling any Lender) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other regulatory authority, shall:

                      (a)  subject Agent or any Lender to any tax
of any kind whatsoever with respect to this Agreement or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any of the other Documents (except for changes in the rate of tax on the net income of Agent or any Lender imposed by the jurisdiction where its principal office is located);

                      (b)  impose, modify or hold applicable any
reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

                      (c)  impose on Agent or any Lender any other
condition with respect to this Agreement or any of the other
Documents;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder (or its interest therein) by an amount that Agent or such Lender reasonably deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any such case Borrowers shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional

                                                             Exhibit 28.1
                                                             Page 36 of 93

cost or such reduction, as the case may be. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrowing Agent and such certification shall be conclusive absent manifest error.

               3.8.   Basis For Determining Interest Rate
Inadequate or Unfair. In the event that any Lender shall have determined that:

                      (a)  reasonable means do not exist for
ascertaining the Eurodollar Rate or the Alternate Currency Interest Rate for any Interest Period; or

                      (b)  deposits in Dollars or the applicable
Alternate Currency in the relevant amount and for the relevant maturity are not available in the London interbank eurodollar market or Eurocurrency market, as the case may be, with respect to an outstanding Eurodollar Loan or Alternate Currency Advance, a proposed Eurodollar Loan or Alternate Currency Advance, or a proposed conversion of a Domestic Loan into a Eurodollar Loan or Alternate Currency Advance;

then such Lender shall give Agent and Borrowing Agent prompt written, telephonic or telegraphic notice of such determination.
If such notice is given, (i) any such requested Eurodollar Loan or Alternate Currency Advance shall be made as a Domestic Loan, unless Borrowing Agent shall notify Agent, no later than 10:00 a.m. (New York time) three (3) Business Days prior to the date of such proposed borrowing, that the request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Loan or Alternate Currency Advance, and (ii) any Eurodollar Loan, Alternate Currency Advance or Domestic Loan which was to have been converted to an affected type of Eurodollar Loan or Alternate Currency Advance, shall be continued as or converted into a Domestic Loan or, if Borrowing Agent shall notify Agent, no later than 10:00 a.m. (New York time) three (3) Business Days prior to the proposed conversion, shall be maintained as or converted to an unaffected type of Eurodollar Loan or Alternate Currency Advance. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Loan or Alternate Currency Advance or maintain outstanding affected Eurodollar Loans or Alternate Currency Advances and Borrowers shall not have the right to convert an Advance into an affected Eurodollar Loan or Alternate Currency Advance.

               3.9.   Capital Adequacy.

                      (a)  In the event that Agent or any Lender
shall have reasonably determined that any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.9, the term "Lender" shall include any Lender and any corporation

                                                          Exhibit 28.1
                                                          Page 37 of 93

or bank controlling any Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent's or any Lender's capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent and each Lender's policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section
3.9 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

                      (b)  A certificate of Agent or any Lender
setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.9(a) when delivered to Borrowing Agent shall be conclusive absent manifest error.

               3.10. Survival. The obligations of Borrowers under Sections 2.2(g), 2.2(h), 2.10, 3.7, 3.8, 3.9 and 15.1 shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

          IV.  COLLATERAL:  GENERAL TERMS

               4.1. Security Interest in the Collateral. To secure the prompt payment and performance to Agent and each Lender of the Obligations, each Borrower hereby acknowledges and confirms that Agent for the ratable benefit of each Lender has and shall continue to have a Lien on all Collateral heretofore granted by such Borrower pursuant to the Original Loan Agreement and to the extent not otherwise granted thereunder assigns and pledges to Agent for the ratable benefit of each Lender, and grants to Agent for the ratable benefit of each Lender a continuing security interest in and to, all of the Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Each Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent's aforesaid security interest and shall cause its financial statements to reflect such security interest.

               4.2. Perfection of Security Interest. Borrowers shall take all action that may be necessary or desirable, or that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent's security interest hereunder in the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii)

                                                            Exhibit 28.1
                                                            Page 38 of 93

obtaining landlords' or mortgagees' lien waivers, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credit and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Agent, and (v) executing and delivering financing statements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance reasonably satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent's security interest under the Uniform Commercial Code or other applicable law. All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers' account as a Domestic Revolving Loan and added to the Obligations, or, at Agent's option, shall be paid to Agent immediately upon demand.

               4.3. Disposition of Collateral. Each Borrower will safeguard and protect all Collateral for Agent's and Lenders' general account and make no disposition thereof whether by sale, lease or otherwise except (a) the sale or lease of Inventory in the ordinary course of business and (b) the disposition or transfer of obsolete or worn-out Equipment in the ordinary course of business.

               4.4. Preservation of Collateral. Following the occurrence and during the continuance of an Event of Default, in addition to the rights and remedies set forth in Section 11.1,
Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent's and Lenders' interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any Borrower's premises a custodian who shall have full authority to do all acts necessary to protect Agent's and Lenders' interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Borrower's owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of such Borrower's owned or leased property. Each Borrower shall cooperate fully with all of Agent's efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may reasonably direct. All of Agent's reasonable expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers' account as a Domestic Revolving Loan and added to the Obligations.

               4.5. Ownership of Collateral. With respect to the Collateral, at the time the Collateral becomes subject to Agent's security interest hereunder: (a) each Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent for the benefit of

                                                        Exhibit 28.1
                                                        Page 39 of 93

Lenders; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens whatsoever; (b) each document and agreement executed by any Borrower or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (c) all signatures and endorsements of any Borrower that appear on such documents and agreements shall be genuine and such Borrower shall have full capacity to execute same; and (d) the Equipment and Inventory of each Borrower shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Agent except with respect to (i) the sale or lease of Inventory in the ordinary course of business and (ii) the sale of Equipment to the extent permitted in Section 4.3.

               4.6. Defense of Agent's and Lenders' Interests. Until (a) indefeasible payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent's and Lenders' interests in the Collateral shall continue in full force and effect. During such period no Borrower shall, without Agent's prior written consent, pledge, sell (except Inventory in the ordinary course of business and Equipment to the extent permitted in Section 4.3), lease (except Inventory in the ordinary course of business), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way, except for Permitted Encumbrances, any part of the Collateral. Borrowers shall defend Agent's and Lenders' interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations in accordance with the terms of this Agreement or upon Agent learning of the occurrence of an event described in Section 9.5(d), Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including without limitation: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Borrowers shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled following the occurrence of an Event of Default to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other applicable law. At any time following the occurrence and during the continuance of an Event of Default, Borrowers shall, upon demand, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent for the benefit of Lenders holds a security interest to deliver same to Agent and/or subject to Agent's order and if they shall come into any Borrower's possession, they, and each of them, shall be held by such Borrower in trust as Agent's and Lenders' trustee, and such Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.

               4.7. Books and Records. Each Borrower shall (a) keep proper books of record and account in which full, true and

                                                           Exhibit 28.1
                                                           Page 40 of 93

correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this Section 4.7 shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrowers.

               4.8. Financial Disclosure. Borrowers hereby irrevocably authorize and direct all accountants and auditors employed by Borrowers at any time during the term of this Agreement to exhibit and deliver to Agent and each Lender copies of any of Borrowers' financial statements, trial balances or other accounting records of any sort in each such accountant's or auditor's possession, and to disclose to Agent and each Lender any information such accountants may have concerning Borrowers' financial status and business operations. Each Borrower hereby authorizes all federal, state and municipal authorities to furnish to Agent and each Lender copies of reports or examinations relating to any Borrower, whether made by a Borrower or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from Borrowers prior to obtaining such information or materials from such accountants or authorities.

               4.9. Compliance with Laws. Each Borrower shall comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof or to the operation of any Borrower's business the non-compliance with which would have a material adverse effect on the Collateral, or the operations, business or condition (financial or otherwise) of any Borrower.
Any Borrower may, however, contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent's lien on or security interest in the Collateral. The Collateral at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect.

               4.10. Inspection of Premises. At all reasonable times Agent or any Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from Borrowers' books, records, audits, correspondence and all other papers relating to the Collateral and the operation of any Borrower's business. Agent, any Lender and their respective agents may enter upon any Borrower's premises at any time during business

                                                               Exhibit 28.1
                                                               Page 41 of 93

hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of any Borrower's business.

               4.11. Insurance. Borrowers shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At Borrowers' own cost and expense in amounts and with carriers acceptable to Agent, Borrowers shall (a) keep all its insurable properties and properties in which Borrowers have an interest insured against the hazards of fire, flood and sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Borrowers' including, without limitation, business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to Borrowers' insuring against larceny, embezzlement or other criminal misappropriation of an insured's officers and employees who may either singly or jointly with others at any time have access to the assets or funds of any Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets;
(c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others;
(d) maintain all such worker's compensation or similar insurance as may be required under the laws of any state or jurisdiction in which any Borrower is engaged in business; (e) furnish Agent with
(i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a co-insured and loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (b) above, and providing (A) that all proceeds to which Borrowers are entitled to thereunder shall be payable to Agent and Borrowers, jointly, (B) that Agent's and Lenders' interest shall not be affected by any act or neglect of the named insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty
(30) days' prior written notice is given to Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent, Lenders and Borrowers to make payment for such loss to Borrowers and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Borrower and Agent jointly, Agent may endorse such Borrower's name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a) and (b) above which authority may be utilized by Agent only after the occurrence and during the continuation of an Event of Default. Borrowers shall obtain Agent's consent to any adjustment or settlement relating to claims in excess of $100,000 other than claims relating to product shipment damage or losses provided that Agent will not unreasonably withhold its consent to such adjustments and settlements. All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent

                                                              Exhibit 28.1
                                                              Page 42 of 93

in its sole discretion shall determine. Any surplus shall be paid by Agent to Borrowers or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrowers to Agent for the account of itself and Lenders, on demand. Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below, Agent shall remit to Borrowers for the purpose of repairing, replacing or restoring the insured property which was the subject of the loss, insurance proceeds received by Agent during any calendar year under insurance policies procured and maintained by Borrowers which insure Borrowers' insurable properties to the extent such insurance proceeds do not exceed $3,000,000 in the aggregate during such calendar year or $2,000,000 per occurrence. In the event the amount of insurance proceeds received by Agent for any occurrence exceeds $2,000,000 or in the event Borrowers have previously received (or, after giving effect to any proposed remittance by Agent to Borrowers would receive) insurance proceeds which equal or exceed $3,000,000 in the aggregate during any calendar year, then Agent may, in its sole discretion, which discretion shall be exercised in a reasonable manner, either remit the insurance proceeds to Borrowers upon Borrowers providing Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by Borrowers to repair, replace or restore the insured property which was the subject of the insurable loss, or apply the proceeds to the Obligations, as aforesaid. The agreement of Agent to remit insurance proceeds in the manner above provided shall be subject in each instance to satisfaction of each of the following conditions: (x) no Event of Default shall then have occurred and be continuing, and (y) Borrowers shall use such insurance proceeds to repair, replace or restore the insurable property which was the subject of the insurable loss and for no other purpose.

               4.12. Failure to Pay Insurance. If Borrowers fail to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor for Borrowers' account, and charge Borrowers' account as a Domestic Revolving Loan therefor and such expenses so paid shall be part of the Obligations.

               4.13. Payment of Taxes. Borrowers will pay, when due, all Charges or Claims lawfully levied or assessed upon Borrowers or any of the Collateral including, without limitation, real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes. If any Charge (other than taxes on the net income of Agent or any Lender imposed by the jurisdiction where its principal office is located) by any governmental authority is or may be imposed on or as a result of any transaction between Borrowers, Agent and Lenders which Agent or any Lender may be required to withhold or pay or if any Charges remain unpaid after the date fixed for their payment, or if any Claim shall be made which, in Agent's reasonable opinion, may possibly create a valid Lien on the Collateral, Agent may upon five (5) days prior notice to Borrowers pay the Liens, Charges or Claims and Borrowers hereby indemnify and hold harmless Agent and each Lender in respect

                                                               Exhibit 28.1
                                                               Page 43 of 93
thereof. Agent will not pay any Liens, Charges or Claims to the extent that Borrowers have contested or disputed those Liens, Charges and Claims in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any related tax lien is stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect
Agent's security interest in or Lien on the Collateral. The amount of any payment by Agent under this Section 4.13 shall be charged to Borrowers' account as a Domestic Revolving Loan and added to the Obligations and, until Borrowers shall furnish Agent and Lenders with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent and Lenders may hold without interest any amounts standing to Borrowers' credit and Agent shall retain its security interest in any and all Collateral held by Agent.

               4.14.  Payment of Leasehold Obligations.  Each
Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect.

               4.15.  Receivables.

                      (a)  Nature of Receivables.  Each of the
Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of the applicable Borrower, or work, labor or services theretofore rendered by such Borrower as of the date each Receivable is created. Each Receivable shall be due and owing in accordance with such Borrower's standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowing Agent to Agent.

                      (b)  Solvency of Customers.  Each Customer,
to the best of Borrowers' knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which such Customer is obligated in full when due or with respect to such Customers of Borrowers who are not solvent, the applicable Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

                      (c) Locations of Borrowers. Each Borrower's chief executive office is located at the address set forth in
Schedule 4.15(c). Until written notice is given to Agent by Borrowing Agent of any other office at which any Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

                      (d)  Collection of Receivables.  Upon notice
from Agent which may be given at any time following the occurrence and during the continuance of an Event of Default, Borrowers will, at Borrowers' sole cost and expense, but on Agent's behalf and for Agent's account, collect as Agent's and Lenders' property and in trust for Lenders all amounts received on Receivables, and shall not commingle such collections with Borrowers' funds or use the same except to pay Obligations. Borrowers shall, upon request, deliver to Agent in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

                      (e)  Notification of Assignment of
Receivables. At any time following the occurrence and during the continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent's security interest in, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral and, thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent's actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers' account as a Domestic Revolving Loan and added to the Obligations.

                      (f)  Power of Agent to Act on Borrowers'
Behalf. Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower hereby constitutes Agent or Agent's designee as such Borrower's attorney with power (i) to endorse such Borrower's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign such Borrower's name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to sign such Borrower's name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent's and Lenders' interest in the Collateral and to file same; (v) to demand payment of the Receivables; (vi) to enforce payment of the Receivables by legal proceedings or otherwise; (vii) to exercise all of such Borrower's rights and remedies with respect to the collection of the Receivables and any other Collateral;
(viii) to settle, adjust, compromise, extend or renew the Receivables; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) to prepare, file and sign such Borrower's name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign such Borrower's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) to do all other acts and things necessary to carry out this Agreement. Agent shall only exercise the powers conferred by clauses (v), (vi), (vii), (viii) and (ix) following

                                                       Exhibit 28.1
                                                       Page 45 of 93

the occurrence and during the continuation of an Event of Default. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time following the occurrence and during the continuation of an Event of Default, to change the address for delivery of mail addressed to any Borrower to such address as Agent may designate.

                      (g)  No Liability.  Neither Agent nor any
Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom except for its willful misconduct. Following the occurrence and during the continuation of an Event of Default, Agent may, without notice or consent from Borrowers, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept following the occurrence and during the continuance of an Event of Default the return of the goods represented by any of the Receivables, without notice to or consent by Borrowers, all without discharging or in any way affecting Borrowers' liability hereunder. Any liability under this
Section 4.15(g) shall be subject to the limitations contained in
Section 16.10.

                      (h)  Establishment of a Lockbox Account,
Dominion Account. All proceeds of Collateral shall, at the direction of Agent which direction will only be given following the occurrence and during the continuance of an Event of Default, be deposited by Borrowers into lockbox accounts, dominion accounts or such other "blocked accounts" ("Blocked Accounts") as Agent may require pursuant to an arrangement with such banks as may be selected by Borrowers and be acceptable to Agent. Borrowers shall issue to any such bank, an irrevocable letter of instruction directing said bank to transfer such funds so deposited to Agent, either to any account maintained by Agent at said bank or by wire transfer to appropriate account(s) of Agent. All funds deposited in any Blocked Account shall immediately become the property of Lenders and Borrowers shall obtain the agreement by such bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for any Blocked Account arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, Agent may establish depository accounts ("Depository Accounts") in the name of Agent at a bank or banks for the deposit of such funds and Borrowers shall deposit all proceeds of Collateral or cause same to be deposited, in kind, in such Depository Accounts in lieu of

                                                              Exhibit 28.1
                                                              Page 46 of 93

depositing same to the Blocked Accounts. Upon Agent's direction, which direction will only be given following the occurrence of an Event of Default, Borrowers shall cause all collections and proceeds of Receivables received by GDC Canada and GDC United Kingdom in excess of such amounts which are retained by GDC Canada and GDC United Kingdom in order to meet their respective working capital requirements, to be deposited by GDC Canada and GDC United Kingdom, respectively, in the Blocked Accounts and Borrowers shall direct any bank where any Blocked Account is located to transfer such funds so deposited to Agent. In the event Agent requests that all collections and proceeds of collections of Receivables received by GDC Canada and GDC United Kingdom be deposited by GDC Canada and GDC United Kingdom in the Blocked Accounts, Borrowers will cause such collections and proceeds to be deposited in the Blocked Accounts and Borrowers shall direct any bank where any Blocked Account is located to transfer such funds so deposited to Agent.

                      (i)  Adjustments.  No Borrower will, without
Agent's consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of Borrowers.

               4.16. Inventory. All Inventory has been, and will be, produced by Borrowers, to the extent applicable, in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

               4.17. Maintenance of Equipment. The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved. No Borrower shall use or operate the Equipment in violation of any law, statutes, ordinances, codes, rules or regulations. Borrowers shall have the right to sell Equipment only to the extent set forth in Section 4.3.

               4.18.  Exculpation of Liability.  Except as
specifically provided in this Agreement, nothing herein contained shall be construed to constitute Agent or any Lender as any Borrower's agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assumes any Borrower's obligations under any contract or agreement assigned to Agent or any Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.

                                                              Exhibit 28.1
                                                              Page 47 of 93

               4.19. Environmental Matters. (a) Borrowers will ensure that the Real Property remains in compliance with all applicable Environmental Laws and they will not place or permit to be placed any Hazardous Substances on any Real Property except as not prohibited by applicable law or appropriate governmental authorities.

                      (b)  Borrowers will establish and maintain a
system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance.

                      (c)  Borrowers will (i) employ in connection
with the use of the Real Property appropriate technology necessary to maintain compliance with any applicable Environmental Laws and
(ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. Borrowers shall use their best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Borrowers in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

                      (d) In the event any Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at any Real Property (any such event being hereinafter referred to as a "Hazardous Discharge") or receives any notice of violation, request for information, notification that it is potentially responsible for investigation or cleanup of environmental conditions at any Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Borrower's interest therein (any of the foregoing is referred to herein as an "Environmental Complaint") from any Person or entity, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the "Authority"), then such Borrower shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which such Borrower is aware giving rise to such Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in the Collateral and is not intended to create nor shall it create any obligation upon Agent or Lenders with respect thereto.

                      (e)  Borrowers shall promptly forward to
Agent copies of any request for information, notification of potential liability, or demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by any Borrower to dispose of Hazardous Substances and shall continue to forward copies of correspondence between such Borrower and the

                                                           Exhibit 28.1
                                                           Page 48 of 93

applicable Authority regarding such claims to Agent until the claim is settled. Borrowers shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at any Real Property that any Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent's security interest in the Collateral.

                      (f)  Borrowers shall respond promptly to any
Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien.
If any Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Borrower shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent's and Lenders' interest in Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Revolving Loans shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Borrower.

                      (g)  Promptly upon the reasonable written
request of Agent from time to time, Borrowers shall provide Agent, at Borrowers' expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within any Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Borrowers to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

                      (h)  Borrowers shall defend and indemnify
Agent, Lenders and their respective employees, agents, directors and officers and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and

                                                            Exhibit 28.1
                                                            Page 49 of 93

penalties, including attorney's fees, suffered or incurred by Agent, any Lender or any of their respective employees, agents, directors and officers under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting any Real Property, whether or not the same originates or emerges from any Real Property or any contiguous real estate, including any loss of value of any Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Borrowers' obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at any Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Borrowers' obligations and the indemnifications hereunder shall survive the termination of this Agreement.

               4.20.  Financing Statements.  Except for the
financing statements filed by BNYCC which have been assigned to Agent, financing statements filed by Agent and the financing statements described on Schedule 1.2, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

          V.  REPRESENTATIONS AND WARRANTIES.

          Each Borrower represents and warrants as follows:

               5.1. Authority. Each Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents executed or to be executed by it and to perform all of its respective Obligations hereunder and thereunder. The execution, delivery and performance hereof and of the Other Documents (a) are within each Borrower's respective corporate powers, have been duly authorized, are not in contravention of law, any judgment or the terms of such Borrower's by-laws, certificate of incorporation or other applicable documents relating to such Borrower's formation or to the conduct of such Borrower's business or of any material agreement or undertaking to which such Borrower or any of its Subsidiaries is a party or by which such Borrower or any of its Subsidiaries is bound, and (b) will not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of any Borrower or any of its Subsidiaries under the provisions of any agreement, charter document, instrument, by-law, or other instrument to which any Borrower or any of its Subsidiaries is a party or by which it may be bound.

               5.2. Formation and Qualification. (a) Each Borrower is duly incorporated and in good standing under the laws of the state listed opposite its name on Schedule 5.2(a) and is qualified to do business and is in good standing in the states

                                                        Exhibit 28.1
                                                        Page 50 of 93

listed opposite its name on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for each Borrower to conduct its business and own its property and where the failure to so qualify would have a Material Adverse Effect on Borrowers, GDC Canada and GDC United Kingdom or their businesses taken as a whole. Each Borrower has delivered to Agent true and complete copies of its certificate of incorporation and by-laws and will promptly notify Agent of any amendment or changes thereto.

                      (b)  The only Subsidiaries of each Borrower
are listed on Schedule 5.2(b). GDC Netherlands does not conduct any business. GDC beneficially owns one hundred percent (100%) of the capital stock of GDC Canada and the percentage listed on
Schedule 5.2(b) next to each other Subsidiary of the capital stock of such Subsidiary.

               5.3. Survival of Representations and Warranties. All representations and warranties of each Borrower contained in this Agreement and the Other Documents shall be true at the time of such Borrower's execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

               5.4. Tax Returns. Each Borrower's federal tax identification number is listed opposite its name on Schedule 5.4. Each Borrower has filed all federal, state and local tax returns and other reports it is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable. Federal, state and local income tax returns of Borrowers have been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all fiscal years prior to and including the fiscal year ending September 30, 1983. The provision for taxes on the books of Borrowers are adequate for all years not closed by applicable statutes, and for their current fiscal year, and no Borrower has knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

               5.5.   Financial Statements.

                      (a)  The balance sheet of GDC and its
Subsidiaries on a consolidated basis as of March 31, 1994 (the "Balance Sheet") furnished to Lenders fairly presents the financial condition of GDC and its Subsidiaries on a consolidated basis as of such date and has been prepared in accordance with GAAP, consistently applied. The Balance Sheet has been certified as fairly presenting the financial condition of GDC and its Subsidiaries as of March 31, 1994 by the Chief Financial Officer and Controller of GDC. All financial statements referred to in this Section 5.5(a), including the related schedules and notes thereto, have been prepared in accordance with GAAP, except as may be disclosed in such financial statements.

                                                         Exhibit 28.1
                                                         Page 51 of 93

                      (b)  The twelve-month cash flow projections
of GDC and its Subsidiaries on a consolidated basis for the period beginning on October 1, 1993 and ending on September 30, 1994 and their projected balance sheets as of the Closing Date, copies of which are annexed hereto as Exhibit 5.5(b) (the "Projections") were certified by the Chief Financial Officer of GDC, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrowers' judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.

               5.6.   Corporate Name.  Except as set forth on
Schedule 5.6, no Borrower has been known by any other corporate name in the past five years or sells Inventory under any other name nor has any Borrower been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

               5.7.   O.S.H.A. and Environmental Compliance.

                      (a)  Each Borrower has duly complied with,
and its facilities, business, assets, property, leaseholds and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA, CERCLA and all other Environmental Laws; and there have been no outstanding citations, notices or orders of non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or equipment under any such laws, rules or regulations.

                      (b)  Each Borrower has been issued all
required federal, state and local licenses, certificates and permits relating to all applicable Environmental Laws.

                      (c)  (i) There are no visible signs of
releases, spills, discharges, leaks or disposal (collectively referred to as "Releases") of Hazardous Substances at, upon, under or within any Real Property; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property; (iii) none of the Real Property has been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on any Real Property, excepting such quantities as are handled in accordance with all applicable manufacturer's instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of Borrowers or of their tenants.

               5.8. Solvency; No Litigation, Violation, Indebted-ness or Default. (a) Borrowers on a consolidated basis are solvent, able to pay their debts as they mature, have capital sufficient to carry on their businesses and all businesses in which they are about to engage, and (i) as of the Closing Date, the fair saleable value of their assets (calculated on a going concern basis) are in excess of the amount of their liabilities and (ii) immediately subsequent to the Closing Date, the fair saleable value

                                                        Exhibit 28.1
                                                        Page 52 of 93

of their assets (calculated on a going concern basis) will be in excess of the amount of their liabilities.

                        Except as disclosed in Schedule 5.8(b),
no Borrower has (i) pending or to the best of Borrowers' knowledge, threatened litigation, actions or proceedings which (x) if adversely determined would, in Borrowers' reasonable opinion, be likely to have a Material Adverse Effect on Borrowers, GDC Canada and GDC United Kingdom taken as a whole, or the Collateral taken as a whole, or the ability of such Borrower to perform this Agreement, or (y) questions the validity or enforceability of any of the Documents, and (ii) any liabilities or Indebtedness for borrowed money other than the Obligations.

                      (c)  No Borrower is in violation of any
applicable statute, regulation or ordinance in any respect where such violation would have a Material Adverse Effect on Borrowers, GDC Canada and GDC United Kingdom taken as a whole, nor is any Borrower in violation of any order of any court, governmental authority or arbitration board or tribunal.

                      (d)  No Borrower or any member of the
Controlled Group maintains or contributes to any Plan other than those listed on Schedule 5.8(d). No Borrower or any member of the Controlled Group has received notice that it is not in full compliance with any of the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or its regulations, and (i) no Borrower or any member of the Controlled
Group has engaged in any Prohibited Transactions as defined in
Section 406 of ERISA or Section 4975 of the Code, (ii) each
Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of its Plans and no funding requirements have been postponed or delayed, (iii) no Borrower or any member of the Controlled Group has knowledge of any event or occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate or appoint a trustee to administer any Plan,
(iv) there exists no event described in Section 4043 of ERISA, excluding subsections 4043(b)(2) and 4043(b)(3) thereof, for which the thirty (30) day notice period contained in 29 CFR section 2615.3 has not been waived, (v) no Borrower or any member of the Controlled
Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than its employees or former employees, (vi) no Borrower has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of
1980 and (vii) no Reportable Event (as such term is defined in ERISA) has occurred.

               5.9. Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, patent licenses, trademarks, trademark applications, trademark licenses, service marks, service mark applications, service mark licenses, copyrights, copyright applications, copyright licenses, tradenames, assumed names, trade secrets and licenses owned or utilized by each Borrower are set

                                                         Exhibit 28.1
                                                         Page 53 of 93

forth on Schedule 5.9(a), have been, to the best of Borrowers' knowledge, duly registered or filed with the governmental authorities set forth on Schedule 5.9(a) and constitute all of the intellectual property rights which are useful or necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such material patent, trademark, service mark, copyright, tradename, trade secret or license and no Borrower is aware of any grounds for any challenge, except as set forth in Schedule 5.9(b). Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, copyright, copyright application and copyright license owned or held by each Borrower and all trade secrets used by each Borrower consists of original material or property developed by Borrowers or was lawfully acquired by Borrowers from the proper and lawful owner thereof. Each of such items which are necessary for the operation of the businesses of Borrowers and Guarantors is being maintained so as to preserve the value thereof from the date of creation or acquisition thereof, subject only to Permitted Encumbrances. With respect to software used by Borrowers, Borrowers are in possession of the source and object codes related to each piece of software or are the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.9(c) .

               5.10.  Licenses and Permits.  Except as set forth in
Schedule 5.10, each Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits would have a Material Adverse Effect on the Borrowers, GDC Canada and GDC United Kingdom taken as a whole.

               5.11. Default of Indebtedness. No Borrower is in default in the payment of the principal of or interest on any Indebtedness for borrowed money or under any instrument or agreement under or subject to which any Indebtedness for borrowed money has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

               5.12. No Default. No Borrower is in default in the payment or performance of any of its material contractual obligations.

               5.13. No Burdensome Restrictions. Except as set forth in Schedule 5.13, no Borrower is a party to any contract or agreement the performance of which would have a Material Adverse Effect on Borrowers, GDC Canada and GDC United Kingdom taken as a whole. No Borrower has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

                                                         Exhibit 28.1
                                                         Page 54 of 93

               5.14. No Labor Disputes. No Borrower is involved in any labor dispute; there are no strikes or walkouts or union organization of any Borrower's employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14.

               5.15. Margin Regulations. No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U or Regulation G of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for "purchasing" or "carrying" "margin stock" as defined in Regulation U of such Board of Governors.

               5.16.  Investment Company Act.  No Borrower is an
"investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

               5.17. Disclosure. No representation or warranty made by any Borrower in this Agreement or in any financial statement, report, certificate or Other Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. Except as set forth in Schedule 5.17, there is no fact known to any Borrower or which reasonably should be known to any Borrower excluding matters of general economic or political nature which Borrowers have not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which would have a Material Adverse Effect on Borrowers, GDC Canada and GDC United Kingdom taken as a whole.

               5.18. Swaps. No Borrower is a party to, nor will it be a party to, any swap agreement whereby such Borrower has agreed or will agree to swap interest rates or currencies unless the same provides that damages upon termination following an event of default thereunder are payable on an unlimited "two-way basis" without regard to fault on the part of either party.

               5.19. Conflicting Agreements. No provision of any mortgage, indenture, contract, agreement, statute, rule, regulation, judgment, decree or order binding on any Borrower or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained for, or would in any way prevent the execution, delivery, performance, validity or enforceability of, the terms of this Agreement or any of the Other Documents.

               5.20. Application of Certain Laws and Regulations. No Borrower is subject to any statute, rule or regulation which regulates the incurrence of any Indebtedness, including without limitation, statutes, rules or regulations relative to common or

                                                        Exhibit 28.1
                                                        Page 55 of 93

interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

               5.21. Business and Property of Borrowers. Upon and after the Closing Date, Borrowers do not propose to engage in any business other than designing, producing, marketing, leasing, installing and servicing communication equipment and information networks, systems and activities necessary to conduct the foregoing. On the Closing Date, Borrowers will own all the property and possess all of the rights and Consents necessary for the conduct of the business of Borrowers.

          VI.  AFFIRMATIVE COVENANTS.

          Each Borrower shall, until payment in full of the Obligations and termination of this Agreement:

               6.1. Payment of Fees. Pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of proceeds of Advances and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(h). Agent may, without making demand, charge the account of Borrowers for all such fees and expenses, provided that an invoice detailing the nature of such charges is sent to Borrowing Agent in accordance with Agent's customary procedures.

               6.2. Conduct of Business and Maintenance of Exis-tence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including, without limitation, all necessary licenses, patents, copyrights, tradenames, trade secrets, service marks, and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so would have a Material Adverse Effect on Borrowers, GDC Canada and GDC United Kingdom taken as a whole; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so would have a Material Adverse Effect on Borrowers, GDC Canada and GDC United Kingdom taken as a whole.

               6.3. Violations. Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any governmental entity, or of any agency thereof, applicable to any Borrower which would be likely to have a Material Adverse

                                                      Exhibit 28.1
                                                      Page 56 of 93

Effect on Borrowers, GDC Canada and GDC United Kingdom taken as a whole.

               6.4.   Government Receivables.  Upon Agent's
request, take all steps necessary to protect Agent's and Lenders' interest in the Collateral under the Federal Assignment of Claims Act or other applicable statutes and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between any Borrower and the United States, or any department, agency or instrumentality thereof.

               6.5. Tangible Net Worth. Cause to be maintained at the end of each fiscal quarter a Tangible Net Worth in an amount not less than the amount set opposite such fiscal quarter end below:

                 FISCAL              MINIMUM TANGIBLE
             QUARTER ENDING             NET WORTH

             March 31, 1994           $35,500,000
             June 30, 1994             33,500,000
             September 30, 1994       $36,000,000
             December 31, 1994 and   the sum of (i) the minimum
             at the end of each      Tangible Net Worth required at
             fiscal quarter          the end of the immediately
             thereafter              preceding fiscal quarter plus
                                     (ii) the product of (x) 50%
                                     times (y) Net Income (if
                                     positive) during the fiscal
                                     quarter then ended (excluding
                                     net additions to capitalized
                                     software) plus (iii) the
                                     product of (x) 50% times (y)
                                     the sum of additional cash
                                     equity contributed to GDC
                                     (excluding stock options and
                                     stock purchase plan payments)
                                     and the amount of subordinated
                                     debt proceeds received by GDC
                                     and its Subsidiaries on a
                                     consolidated basis during such
                                     fiscal quarter.

                                                              Exhibit 28.1
                                                              Page 57 of 93

               6.6.   Total Liabilities to Tangible Net Worth.
Cause to be maintained as of the end of each fiscal quarter a ratio of Total Liabilities to Tangible Net Worth of not greater than the ratio set opposite such fiscal quarter end below:

                                        RATIO OF TOTAL LIABILITIES
          FISCAL QUARTER END               TO TANGIBLE NET WORTH

          March 31, 1994                     2.50 to 1.00
          June 30, 1994                      2.90 to 1.00
          September 30, 1994                 2.80 to 1.00
          December 31, 1994                  2.75 to 1.00
          March 31, 1995                     2.70 to 1.00
          June 30, 1995                      2.50 to 1.00
          September 30, 1995 and             2.30 to 1.00
           at the end of each
           fiscal quarter thereafter

          6.7. Fixed Charge Coverage Ratio. Cause to be maintained as of the end of each fiscal quarter a Fixed Charge Coverage Ratio for the immediately preceding four fiscal quarters equal to or greater than the ratio set opposite such fiscal quarter end below:

                                        FIXED CHARGE
          FISCAL QUARTER ENDING         COVERAGE RATIO

          March 31, 1994                1.00 to 1.00
          June 30, 1994                 1.00 to 1.00
          September 30, 1994            1.25 to 1.00
          December 31, 1994             1.25 to 1.00
          March 31, 1995   and          1.50 to 1.00
           at the end of each
           fiscal quarter thereafter

               6.8. Current Ratio. Cause to be maintained at all times a ratio of Current Assets to Current Liabilities of not less than 1.25 to 1.0.

               6.9. Working Capital. Cause to be maintained as of the end of each fiscal quarter Working Capital in an amount not less than the amount set opposite such fiscal quarter end below:

          FISCAL QUARTER ENDING         MINIMUM WORKING CAPITAL

          March 31, 1994                     $21,000,000
          June 30, 1994                      $20,000,000
          September 30, 1994 and             $21,000,000
          at the end of each fiscal
          quarter thereafter

               6.10. Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such

                                                          Exhibit 28.1
                                                          Page 58 of 93

other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

               6.11. Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and Borrowers shall have provided for such reserves as Agent may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of Lenders.

               6.12. Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12 and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

               6.13. Intellectual Property. Promptly notify Agent if any Borrower or Guarantor shall obtain rights to or become entitled to the benefit of any patent, patent application, patent license, trademark, trademark application, trademark license, copyright, copyright application, copyright license, service mark, service mark application, service mark license, tradename, assumed name, trade secret or license ("Intellectual Property") that is not set forth on Schedule 5.9(a) and upon the written request of Agent, the applicable Borrower shall, or Borrowers shall cause the applicable Guarantor to, duly execute and deliver to Agent all such further agreements, instruments and documents, in such form and substance as Agent shall reasonably require, and take such further action as Agent may reasonably request, to grant Agent a first priority perfected security interest in such Intellectual Property.

               6.14. GDC Venezuela. Cause GDC Venezuela to deliver to Agent, no later than thirty (30) days following the request of Agent, a valid, binding and enforceable Guarantee of the Obligations of Borrowers in favor of Lenders, in form and substance satisfactory to Agent, together with such resolutions, opinions of counsel and such other related documents as Agent shall require.
No later than thirty (30) days following the request of Agent, GDC shall deliver to Agent a pledge of all of the issued and outstanding shares of GDC Venezuela which are owned by GDC pursuant to agreements in form and substance satisfactory to Agent, together with such related documents as Agent shall require.

               6.15. Netcomm. (a) Cause Netcomm to deliver to Agent, no later than ninety (90) days following the Closing Date, a valid, binding and enforceable Guarantee of the Obligations of Borrowers in favor of Lenders, and valid, binding and enforceable debentures covering personal property of Netcomm, and (b) deliver

                                                           Exhibit 28.1
                                                           Page 59 of 93

to Agent, no later than ninety (90) days following the Closing Date, a valid, binding and enforceable Pledge Agreement pursuant to which GDC pledges all of the issued and outstanding shares of Netcomm which are owned by GDC, all in form and substance satisfactory to Agent, together with such resolutions, opinions of counsel and such other related documents as Agent shall require.

               6.16. Payment of CDA Guaranty Fee. Pay to the CDA the CDA Guaranty Fee when due.

          VII.  NEGATIVE COVENANTS.

          No Borrower shall, until satisfaction in full of the Obligations and termination of this Agreement:

               7.1. Merger, Consolidation, Acquisition and Sale of Assets.

                      (a)  Enter into any merger, consolidation or
other reorganization with or into any other Person or acquire all or a substantial portion of the assets or stock of any Person or permit any other Person to consolidate with or merge with it except that (i) any Borrower may merge or consolidate with another Borrower provided that the surviving corporation duly assumes all Obligations hereunder and executes any documents and agreements requested by Agent in connection therewith and (ii) GDC may purchase the capital stock of Netcomm pursuant to the Netcomm Agreement.

                      (b)  Sell, lease, transfer or otherwise
dispose of any of its properties or assets, except in the ordinary course of its business.

               7.2. Creation of Liens. (a) Create or suffer to exist any Lien upon or against or transfer any of its property or assets now owned or hereafter acquired, except (i) Permitted Encumbrances and (ii) Liens in favor of Chase as agent for itself and other financial institutions under the Chase Agreements, or (b) Permit GDC United Kingdom to create or suffer to exist any Lien upon or against the real property of GDC United Kingdom in Wokingham, England.

               7.3.   Guarantees.  Become liable upon the
obligations of any person, firm or corporation by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders pursuant to this Agreement or the Other Documents) except (a) as disclosed on Schedule 7.3, (b) the endorsement of checks or negotiable instruments in the ordinary course of business, (c) guarantees by GDC of the obligations of any of its Subsidiaries under lease arrangements for real property entered into in the ordinary course of business, provided, that the aggregate amount of indebtedness covered by such guarantees does not at any time exceed the amount of rental payments permitted under Section 7.11, (d) guarantees by Borrowers of the obligations of GDC or its Subsidiaries under leases of personal property, excluding capital

                                                       Exhibit 28.1
                                                       Page 60 of 93

equipment subject to (f) below, in the ordinary course of business, provided, that the aggregate amount of indebtedness covered by such guarantees does not exceed $5,000,000 at any time outstanding, (e) guarantees by Borrowers relating to the issuance of bid or performance bonds required to be issued by any Borrower or any Guarantor, provided, that the aggregate amount so guaranteed does not exceed $5,000,000 at any time outstanding, (f) guarantees by GDC of the obligations of other Borrowers under capital equipment financing arrangements, provided, that such financing arrangements are permitted hereunder and the aggregate amount of indebtedness covered by such guarantees does not exceed the amount of capital expenditures permitted pursuant to Section 7.6, (g) non-financial support agreements by GDC relating to its Subsidiaries, provided, that such support agreements are substantially similar to the support agreement issued by GDC dated June 30, 1989 in favor of Sanwa Business Credit Corporation, (h) guarantees of the obligations of another Borrower, and (i) guarantees by Borrowers of the obligations of any Guarantor not otherwise covered by subsections (a) through (h) above, provided, that the aggregate amount of indebtedness covered by such guarantees does not in the aggregate exceed $500,000 at any time outstanding.

               7.4. Investments. Purchase or acquire obligations or stock of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of deposit and bankers' acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof, (e) investments made by any Borrower in another Borrower by way of contributions to capital or loans or advances, (f) investments made by GDC in GDC Canada, Netcomm or GDC United Kingdom after the date hereof by way of contributions to capital or loans or advances, so long as, after giving effect to any such transaction, the aggregate amount of all such investments in GDC Canada, Netcomm and GDC United Kingdom together with all such loans and advances permitted by Section 7.5 shall not exceed $2,500,000 at any time, (g) investments made by Borrowers in any Guarantor other than GDC Canada, GDC United Kingdom and Netcomm by way of contributions to capital or loans or advances, so long as, after giving effect to any such transaction, the aggregate amount of all such investments in all Guarantors other than GDC Canada, Netcomm and GDC United Kingdom together with all such loans and advances permitted by
Section 7.5 shall not exceed $1,000,000 at any time, (h) promissory notes accepted in settlement of overdue obligations of Customers of Borrowers, GDC Canada and GDC United Kingdom provided that written notice is given to Agent in the event the aggregate

                                                   Exhibit 28.1
                                                   Page 61 of 93

amount of such notes equals or exceeds $100,000 and all such notes are assigned to Agent for the benefit of Lenders and (i) those investments existing on the Closing Date which are disclosed on
Schedule 7.4. For purposes of this Section 7.4, the reinvestment by GDC or retention by any Guarantor of the earnings of any Guarantor shall not be deemed an investment by GDC in such Guarantor and any Receivable due GDC from any Guarantor shall not be considered an investment in such Guarantor unless such Receivable remains unpaid more than one hundred and eighty (180) days from the original invoice date. Reimbursement of expenses in the ordinary course of business is not to be considered an investment for purposes of this Section 7.4.

               7.5. Loans. Make advances, loans or extensions of credit to any Person, including without limitation, any Parent, Subsidiary or Affiliate of it except with respect to (a) the extension of commercial trade credit in connection with the sale of Inventory in the ordinary course of its business, (b) loans by any Borrower to another Borrower, (c) loans by Borrowers to any Guarantor provided that the aggregate amount of all advances, loans and extensions of credit together with all investments permitted by
Section 7.4 by Borrowers to (i) GDC Canada, Netcomm and GDC United Kingdom after the date hereof shall not exceed $2,500,000 at any time, and (ii) Guarantors other than GDC United Kingdom, GDC Canada and Netcomm shall not exceed $1,000,000 at any time, (d) loans by Borrowers to employees (other than travel and other advances permitted by subsection (e) of this Section 7.5) in the ordinary course of business provided that such loans do not exceed the aggregate amount of $1,250,000 at any time outstanding for Borrowers, Guarantors and GDC Netherlands, (e) travel and other advances (other than loans to employees permitted by subsection (d) of this Section 7.5) to employees in the ordinary course of business provided that such advances do not exceed the aggregate amount of $500,000 at any time outstanding for Borrowers, Guarantors and GDC Netherlands, (f) loans and advances to suppliers in the ordinary course of business provided that such loans and advances do not exceed the aggregate amount of $500,000 at any time outstanding for Borrowers, Guarantors and GDC Netherlands, (g) notes accepted in settlement of overdue obligations of Customers of Borrowers, GDC Canada and GDC United Kingdom provided that written notice is given to Agent in the event the aggregate amount of such notes equal or exceeds $100,000 and all such notes are assigned to Agent, and (h) to the extent not covered by (a) through (g) above, loans and advances permitted by Section 7.4. Reimbursement of expenses in the ordinary course of business is not to be considered an advance, loan or extension of credit for purposes of this
Section 7.5.

               7.6. Capital Expenditures. Contract for, purchase or make any expenditure or commitments for fixed or capital assets (including capitalized leases but excluding that portion of research and development expenditures which are capitalized) in any fiscal year which shall cause the aggregate expenditures of all of Borrowers and Guarantors to exceed $15,000,000 in such fiscal year.

                                                              Exhibit 28.1
                                                              Page 62 of 93

               7.7. Dividends. Declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of GDC (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or set aside or apply any of its funds, property or assets for or to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of GDC.

               7.8. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness for borrowed money except in respect of (i) Indebtedness to Lenders under this Agreement and the Other Documents; (ii) Indebtedness incurred for capital expenditures permitted under Section 7.6; (iii) intercompany Indebtedness of Borrowers to each other; (iv) Indebtedness to DataComm Leasing not to be reduced below $19,717,291; (v) Indebtedness existing on the Closing Date which is disclosed on
Schedule 7.8; and (vi) Indebtedness incurred by GDC and GDC Naugatuck in an aggregate amount not to exceed $11,925,000 under the Chase Agreements.

               7.9. Nature of Business. Substantially change the nature of the business in which it is presently engaged, or except as specifically permitted hereby purchase or invest (other than as permitted by Section 7.4), directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

                 Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate of it except (a) transactions in the ordinary course of business, on an arm's-length basis and on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate of it, (b) transactions with another Borrower, GDC Canada, GDC United Kingdom, GDC Mexico, Eurotech, Netcomm, GDC Australia and GDC France provided that such transactions would not have an adverse effect on the business, assets, operations, financial condition of Borrowers and Guarantors taken as a whole and (c) transactions described on Schedule 7.10.

               7.11. Leases. Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6) if after giving effect thereto, aggregate annual rental payments for all leased property of GDC and its Subsidiaries on a consolidated basis would exceed $11,500,000 in any one fiscal year.

                                                               Exhibit 28.1
                                                               Page 63 of 93

               7.12.  Subsidiaries.

                      (a)  Form any Subsidiary or cause GDC
Netherlands to conduct business unless such Subsidiary (i) expressly joins this Agreement as a borrower and becomes jointly and severally liable for the Obligations or (ii) guarantees the Obligations and grants Agent for the benefit of Lenders a first priority security interest (subject to Permitted Encumbrances) in all of its assets, and in each case Agent shall have received all agreements and documents, including, without limitation, such legal opinions as Agent may reasonably require, except that GDC may (w) form GDC Venezuela without the necessity of complying with clauses
(i) and (ii) above, subject, however, to the provisions of Section 6.14, (x) acquire NetComm subject, however, to the provisions of
Section 6.15, (y) form GDC Brazil, GDC Germany, GDC Russia and GDC China without the necessity of complying with clauses (i) and (ii) above and (z) form any Subsidiary, without the necessity of complying with clauses (i) and (ii) above, if the aggregate amount of investments, advances, loans or capital contributions to such Subsidiary by Borrowers and all Subsidiaries of Borrowers does not exceed $150,000.

                      (b)  Enter into any partnership, joint
venture or similar arrangement except for partnerships, joint ventures and similar arrangements entered into in the ordinary course of business provided that the aggregate amount invested in or loaned to such partnerships, joint ventures and similar arrangements by Borrowers, Guarantors, GDC Venezuela and GDC Netherlands does not exceed $500,000.

               7.13. Fiscal Year and Accounting Changes. Change its fiscal year end from September 30 or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

               7.14. Pledge of Credit. Now or hereafter pledge Agent's or any Lender's credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than Borrower's business as conducted on the date of this Agreement.

               7.15. Compliance with ERISA. (i) Terminate, or permit any member of a Controlled Group to terminate, or take any other action with respect to, any Plan (including, without limitation, a substantial cessation of operations within the meaning of Section 4068(f) of ERISA) which would result in any material liability of any Borrower or any member of a Controlled Group, to the PBGC or to any Plan, or (ii) permit the occurrence of any "reportable event" (as defined in Title IV of ERISA) or any other event or condition, which presents a risk of such a termination by the PBGC or any Plan, or (iii) withdraw or effect a partial withdrawal from a Multiemployer Plan, or permit any member of a Controlled Group which is an employer under a Multiemployer Plan to do so, or (iv) permit the present value of all benefit liabilities under all Plans (other than Multiemployer Plans) to

                                                         Exhibit 28.1
                                                         Page 64 of 93

exceed the current value of the assets of such Plans allocable to such benefit liabilities or (v) permit any unfunded benefit liabilities within the meaning of Section 4001(a)(18) of ERISA allocable to any Borrower or any member of a Controlled Group, or
(vi) engage or permit any member of a Controlled Group to engage in any prohibited transaction which would result in a civil penalty or excise tax described in Section 406 of ERISA or Section 4975 of the Code.

               7.16. Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness for borrowed money (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness.

               7.17. DataComm Leasing. At any time, directly or indirectly, make any cash remittance which brings the intercompany payable due to DataComm Leasing below $19,717,291.

               7.18.  Amendment of Certificates of Incorporation,
By-Laws. Amend, modify or waive any term or material provision of its Certificate of Incorporation, By-Laws, or memorandum or articles of association unless required by law.

          VIII.  CONDITIONS PRECEDENT.

               8.1.   Conditions to Initial Advances.  The
agreement of Lenders and Agent to make the Term Loan requested to be made on the Closing Date is subject to the satisfaction, or waiver by Lenders, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

                      (a)  Note.  Agent shall have received for
each Lender the Notes duly executed and delivered by an authorized officer of each Borrower;

                      (b)  Filings, Registrations and Recordings.
Each document (including, without limitation, any Uniform Commercial Code financing statement) required by this Agreement, the Guarantor Security Agreements, any related agreement or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent for the benefit of Lenders, a perfected security interest in or lien upon the Collateral or the collateral covered by the Guarantor Security Agreements shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

                      (c)  Corporate Proceedings of Borrowers and
Guarantors. Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to Agent, of the Board of Directors of each Borrower and each Guarantor authorizing

                                                      Exhibit 28.1
                                                      Page 65 of 93

(i) the execution, delivery and performance, as the case may be, of this Agreement, the Other Documents, the Guarantees and the Guarantor Security Agreements (collectively the "Documents") and
(ii) the granting by Borrower and Guarantors, as the case may be, of the security interests in and liens upon the Collateral and the other collateral described in the Documents, in each case certified by the Secretary or an Assistant Secretary of such Borrower or Guarantor, as the case may be, as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect as of the date of such certificate;

                      (d) Incumbency Certificates of Borrowers and Guarantors. Agent shall have received a certificate of the Secretary, an Assistant Secretary or other authorized officer of each Borrower and each Guarantor, dated the Closing Date, as to the incumbency and signature of the officers of such Borrower or such Guarantor executing the Documents together with evidence of the incumbency of such Secretary or Assistant Secretary;

                      (e) Good Standing Certificates. Agent shall have received good standing certificates for each Borrower and each Guarantor dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of such Borrower's or such Guarantor's jurisdiction of incorporation and its principal office, if any;

                      (f)  Legal Opinion.  Agent shall have
received the executed legal opinion of Weisman, Celler, Spett & Modlin, counsel to Borrowers and those Guarantors located in the United States of America, in form and substance satisfactory to Lenders which shall cover such matters incident to the transactions contemplated by this Agreement, the Other Documents, and those Guarantees and Guarantor Security Agreements executed and delivered by those Guarantors located in the United States of America, as Agent may reasonably require;

                      (g)  No Litigation.  (i)  No litigation, in-
vestigation or proceeding before or by any arbitrator or governmental authority shall be continuing or, to the best of Borrowers' knowledge, threatened against any Borrower or any Guarantor or against the officers or directors of any Borrower or any Guarantor (A) in connection with the Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which if adversely determined, would, in the reasonable opinion of Agent, have a Material Adverse Effect on Borrowers, GDC Canada and GDC United Kingdom taken as a whole; and (ii) no injunction, writ, restraining order or other order of any nature shall have been issued by any Governmental Body which has a Material Adverse Effect on Borrowers, GDC Canada and GDC United Kingdom taken as a whole, or which is inconsistent with the due consummation of the transactions contemplated by the Documents.

                                                         Exhibit 28.1
                                                         Page 66 of 93

                      (h)  Financial Condition Opinions.  Agent
shall have received executed Officers Certificates satisfactory in form and substance to it, certifying the solvency of GDC and its Subsidiaries and as to GDC and its Subsidiaries' financial resources and their ability to meet their obligations and liabilities as they become due; and to the effect that as of the Closing Date and after giving effect to the transactions contemplated by the Documents:

                             (i)  the assets of GDC and its
Subsidiaries on a consolidated basis, at a fair valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of GDC and its Subsidiaries on a consolidated basis;

                            (ii)  current projections which are
based on underlying assumptions providing a reasonable basis for the projections and reflecting Borrowers' judgment based on present circumstances of the most likely set of conditions and GDC's and its Subsidiaries' most likely course of action for the period projected, demonstrate that GDC and its Subsidiaries on a consolidated basis will have sufficient cash flow to enable them to pay their debts as they mature; and

                           (iii)  GDC and its Subsidiaries on a
consolidated basis do not have an unreasonably small capital base with which to engage in their anticipated business.

For purposes of this subsection (i), the "fair valuation" of the assets of GDC and its Subsidiaries shall be determined on the basis of the amount which may be realized within a reasonable time, either through collection or sale of such assets at market value, conceiving the latter as the amount which could be obtained for the property in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions;

                      (i)  Collateral Examination.  Agent shall
have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Agent, of the Receivables, Inventory, General Intangibles, and Equipment and all books and records in connection therewith;

                      (j) CDA Guaranty. Agent shall have received the CDA Guaranty in form and substance satisfactory to Lenders of not less than $2,400,000 of the Term Loan;

                      (k)  Payment of Indebtedness to Aetna.
Borrowers simultaneously with (or with the proceeds of) the Term
Loan shall discharge all of its Indebtedness to Aetna Life
Insurance Company;

                      (l)  Legal Fees.  Borrowers shall have paid
all outstanding legal fees owed to counsel to Agent and all

                                                              Exhibit 28.1
                                                              Page 67 of 93

reasonable legal fees incurred by Agent in connection with the preparation of this Agreement;

                      (m)  Commitments.  Agent shall have obtained
written commitments satisfactory to it for $18,000,000 of the Advances from co-lenders and such co-lenders shall fund on the Closing Date their ratable share of the Advances;

                      (n)  Financial Statements.  Agent shall have
received a copy of the Balance Sheet and Projections which shall be satisfactory in all respects to Lenders;

                      (o)  Guarantees, Guarantor Security
Agreements, Pledge Agreements, Stock and Other Documents. Agent shall have received affirmations of the Guarantees, the Guarantor Security Agreements, the Pledge Agreements and all other Documents, duly executed by each party thereto each in form and substance satisfactory to Lenders;

                      (p)  Third Party. Agent shall have reviewed
and found satisfactory in form and substance all material third party contracts to which any Borrower or any Guarantor is a party including, without limitation, executive compensation and deferred payment agreements and lease, union, labor and customer supply agreements;

                      (q)  Payment Instructions. Agent shall have
received written instructions from Borrowing Agent directing the application of proceeds of the Term Loan made pursuant to this Agreement;

                      (r)  Consents. Agent shall have received any
and all Consents necessary to permit the effectuation of the transactions contemplated by the Documents; and Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

                      (s) No Adverse Material Change. Since March 31, 1994, there shall not have occurred (i) any material adverse change in: the business, financial condition, prospects or results of operations of Borrowers and Guarantors taken as a whole, or the existence or value of any Collateral or any collateral covered by the Guarantor Security Agreements; or (ii) any event, condition or state of facts which would reasonably be expected to have a Material Adverse Effect on Borrowers and Guarantors taken as a whole; and

                      (t)  Other.  All corporate and other
proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by the Documents shall be reasonably satisfactory in form and substance to Agent and its counsel.

                                                               Exhibit 28.1
                                                               Page 68 of 93

               8.2. Conditions to Each Advance. The agreement of Lenders and Agent to make any Advance requested to be made on any date (including, without limitation, the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

                      (a) Representations and Warranties. Each of the representations and warranties made by each Borrower and each Guarantor in or pursuant to this Agreement and any of the other Documents, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any of the other Document shall be true and correct in all material respects on and as of such date as if made on and as of such date except for (i) such matters that are disclosed to Agent and Lenders and (ii) such matters that do not otherwise constitute an Event of Default;

                      (b)  No Default.  No Event of Default or
Incipient Event of Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made on such date; provided, however that Lenders (based upon a vote of Required Lenders), in their sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Incipient Event of Default and any Advances so made shall not be deemed a waiver of any such Event of Default or Incipient Event of Default; and

                      (c)  Maximum Advances.  After giving effect
to any Revolving Advance, the aggregate Revolving Advances shall not exceed the maximum amount of Revolving Advances permitted hereunder.

Each request for an Advance by Borrowing Agent hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this Section
8.2 shall have been satisfied.

          IX.  INFORMATION AS TO BORROWERS.

          Each Borrower shall, until satisfaction in full of the Obligations and the termination of this Agreement:

               9.1. Disclosure of Material Matters. Promptly upon learning thereof, report to Agent all matters materially affecting any Borrower's or any Guarantor's financial condition or the value, enforceability or collectibility of any material portion of the Collateral or any collateral covered by the Guarantor Security Agreements including, without limitation, any Borrower's or any Guarantor's reclamation or repossession of, or the return to any Borrower or any of GDC Canada or GDC United Kingdom of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

                                                         Exhibit 28.1
                                                         Page 69 of 93

               9.2. Schedules. Deliver to Lenders on a monthly basis a certificate in the form of Exhibit 9.2 ("Borrowing Base Certificate") signed by the Chief Financial Officer of Borrowing Agent. In addition, Borrowing Agent will deliver to Agent at such intervals as Agent may require: (i) accounts receivable agings,
(ii) confirmatory assignment schedules, (iii) copies of Customer invoices, (iv) evidence of shipment or delivery, and (v) such further schedules, documents and/or information regarding the Collateral and the collateral covered by the Guarantor Security Agreements as Agent may require including, without limitation, trial balances and test verifications. Borrowing Agent shall deliver to Agent on a monthly basis statements setting forth the amount of cash in DataComm Leasing. Borrowing Agent shall deliver to Agent on a monthly basis statements setting forth the amount of collections received by each of GDC Canada and GDC United Kingdom with respect to Receivables and the amount of cash controlled by each of GDC Canada and GDC United Kingdom. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its and Lenders' interests hereunder. The items to be provided under this Section are to be in form satisfactory to Lenders and executed by Borrowing Agent and delivered to Agent or Lenders from time to time solely for Agent's convenience in maintaining records of the Collateral and the collateral covered by the Guarantor Security Agreements, and Borrowing Agent's failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent's Lien with respect to the Collateral and the collateral covered by the Guarantor Security Agreements.

               9.3. Environmental Reports. Furnish Agent, concurrently with the delivery of the financial statements referred to in Section 9.7, with a certificate of each Borrower, signed by the Administrative Vice-President of such Borrower, stating, to the best of his knowledge, that such Borrower is in compliance in all material respects with all federal, state and local laws relating to environmental protection and control and occupational safety and health. To the extent such Borrower is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Borrower will implement in order to achieve full compliance.

               9.4. Litigation. Promptly notify Agent and Lenders in writing of any litigation, suit or administrative proceeding affecting any Borrower or any Guarantor, whether or not the claim is covered by insurance, which would be likely to materially and adversely affect the Collateral or the collateral covered by the Guarantor Security Agreements, or the business, assets, operations or financial condition of Borrowers, GDC Canada and GDC United Kingdom taken as a whole.

               9.5. Material Occurrences. Promptly notify Agent and Lenders in writing upon learning of the occurrence of (a) any Event of Default or Incipient Event of Default; (b) any event of default or any event which with the giving of notice, lapse of time

                                                    Exhibit 28.1
                                                    Page 70 of 93

or both, would constitute an event of default under any of the Chase Agreements; (c) any event, development or circumstance whereby any financial statements or other reports furnished to Agent or any Lender fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of GDC and its Subsidiaries as of the date of such statements; (d) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower to a tax imposed by Section 4971 of the Code; (e) each and every default by any Borrower or any Guarantor which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (f) any other development in the business or affairs of any Borrower or any Guarantor which might reasonably be expected to have a Material Adverse Effect on Borrowers, GDC Canada and GDC United Kingdom taken as a whole; in each case describing the nature thereof and the action such Borrower or Guarantor proposes to take with respect thereto.

               9.6.   Government Receivables.  Notify Agent
immediately if Receivables which exceed $500,000 in the aggregate arise out of contracts between any Borrower and the United States, or any department, agency or instrumentality thereof.

               9.7. Annual Financial Statements. Furnish Agent and each Lender within ninety (90) days after the end of each fiscal year of GDC, financial statements of GDC and its Subsidiaries on a consolidated basis including, but not limited to, statements of income and stockholders' equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by GDC and reasonably satisfactory to Agent (the "Accountants"). The report of such accounting firm shall be accompanied by a statement of such accounting firm certifying that in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or if such information came to their attention, specifying any such Event of Default and such report shall contain or have appended thereto calculations which set forth compliance with the requirements or restrictions imposed by Sections 6.5, 6.6, 6.7, 6.8, 6.9 and 7.6.

               9.8. Monthly and Quarterly Financial Statements. Furnish Agent and each Lender within thirty (30) days after the end of each month and within forty five (45) days after the end of each month ending a fiscal quarter, an unaudited balance sheet of GDC and its Subsidiaries and unaudited statements of income and stockholders' equity and cash flow of GDC and its Subsidiaries on a

                                                      Exhibit 28.1
                                                      Page 71 of 93

consolidated and consolidating basis subject to normal year end adjustments fairly reflecting results of operations from the beginning of the fiscal year to the end of such month or quarter and for such month or quarter, and setting forth, in comparative form, the figures for the previous year prepared on a basis consistent with prior practices. The reports shall be accompanied by a certificate of Borrowers, signed by the Chief Financial Officer or Controller of Borrowers, which shall state whether an Event of Default has occurred and, if an Event of Default has occurred, specifying its nature, when it occurred, whether it is continuing and the action proposed to be taken with respect to such Event of Default, shall certify the outstanding amount of the intercompany payable due to DataComm Leasing as of the end of such month or quarter and shall have appended, together with the reports due at the end of a quarter, calculations which set forth compliance with the requirements or restrictions imposed by Sections 6.5, 6.6, 6.7, 6.8, 6.9 and 7.6.

               9.9. Other Reports. Furnish Agent and each Lender as soon as available, but in any event within ten (10) days after the issuance thereof, with (i) copies of any proxy statements, financial statements, reports and returns as Borrowers shall send to their stockholders, (ii) copies of all notices sent pursuant to the CDA Guaranty and the Chase Agreements, and (iii) copies of any regular, periodic and special reports or registration statements which any Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange.

               9.10. Additional Information. Furnish Agent and each Lender with such additional information as Agent or any Lender shall reasonably request in order to enable Agent and each Lender to determine whether the terms, covenants, provisions and conditions of this Agreement and the Other Documents have been complied with by Borrowers including, without limitation and without the necessity of any request by Agent or any Lender, (a) copies of all environmental audits and reviews, (b) at least thirty
(30) days prior thereto, notice of any Borrower's opening of any new office or place of business where any Collateral may be located or any books or records relating to any Collateral may be located or any Borrower's closing of any existing office or place of business where any Collateral may be located or any books or records relating to any Collateral may be located, and (c) promptly upon any Borrower's learning thereof, notice of any labor dispute to which any Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Borrower is a party or by which any Borrower is bound.

               9.11. Projected Operating Budget. Furnish Agent, no less than thirty (30) days prior to the beginning of each of Borrowers' fiscal years commencing with fiscal year beginning on October 1, 1994, a month by month projected operating budget and cash flow of GDC and its Subsidiaries on a consolidated and consolidating basis for such fiscal year (including an income

                                                         Exhibit 28.1
                                                         Page 72 of 93

statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by GDC's Chief Financial Officer or Controller to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer believes the material assumptions on which such projections were prepared are reasonable.

               9.12. Variances From Operating Budget. Furnish Agent and each Lender, concurrently with the delivery of the financial statements referred to in Section 9.7 and each monthly report, a written report summarizing all material variances from budgets submitted by Borrowers pursuant to Section 9.11 and a discussion and analysis by management with respect to such variances.

               9.13. Notice of Suits, Adverse Events. Furnish Agent and each Lender with prompt notice of (i) any lapse or other termination of any Consent issued to any Borrower or any Guarantor by any Governmental Body or any other Person that is material to the operation of the business of Borrowers, GDC Canada and GDC United Kingdom taken as a whole, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Borrower or any Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of Borrowers, GDC Canada and GDC United Kingdom taken as a whole, or if copies thereof are requested by Agent or any Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Borrower or any Guarantor.

               9.14. ERISA Notices and Requests. Furnish Agent with immediate written notice in the event that (i) any Borrower or any member of the Controlled Group shall fail to make any payments when due and payable under any Plan or Multiemployer Plan, or (ii) any Borrower or any member of the Controlled Group shall receive notice from the Internal Revenue Service or the Department of Labor that such Borrower or any member of the Controlled Group shall have failed to meet the minimum funding requirements of any Plan or Multiemployer Plan, and include therewith a copy of such notice, or
(iii) any Borrower or any member of the Controlled Group gives or is required to give notice to the PBGC of any Reportable Event in respect of any Plan or Multiemployer Plan which might constitute grounds for a termination of such Plan or Multiemployer Plan under Title IV of ERISA, or knows that the plan administrator of any Plan or Multiemployer Plan has given or is required to give notice of any such Reportable Event, or (iv) a notice of intent to terminate any Plan is filed with the PBGC, or (v) proceedings are instituted by the PBGC under Section 4042 of ERISA to terminate or to appoint a trustee to administer any Plan or any Borrower or any member of the Controlled Group receives a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, or (vi) any Borrower or any member of the

                                                        Exhibit 28.1
                                                        Page 73 of 93

Controlled Group withdraws in a complete or partial withdrawal from any Multiemployer Plan or any Plan which is a "multiple employer plan" within the meaning of Section 4063 of ERISA, or incurs any withdrawal liability under Section 4204 of ERISA, or (vii) any prohibited transaction occurs involving the assets of any Plan, or
(viii) any Borrower or any member of the Controlled Group receives a notice from a Multiemployer Plan that such Multiemployer Plan is in reorganization or insolvent pursuant to Section 4241 or 4245 of ERISA or that such Multiemployer Plan intends to terminate or has terminated under Section 4041A of ERISA, or (ix) any Borrower or any member of the Controlled Group receives a notice from a Multiemployer Plan of the institution of a proceeding by a fiduciary of a Multiemployer Plan against any Borrower or any member of the Controlled Group to enforce Section 515 of ERISA, or
(x) the adoption of an amendment to any Plan that could result in the termination of such Plan pursuant to Section 4041(e) or (f) of ERISA or require any Borrower or any member of the Controlled Group to provide security to such Plan pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, or (xi) any Borrower or any member of the Controlled Group fails to make a required installment or other payment to any Plan if such failure would result in the imposition of a Lien on the property of any Borrower pursuant to
Section 4.12(n) of the Code or (xii) the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any member of the Controlled Group was not previously contributing, or (xiii) the receipt by any Borrower or any member of the Controlled Group of any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code.

               9.15. Additional Documents. Execute and deliver to Agent and each Lender, upon request, such documents and agreements as Agent or any Lender may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement or any other Document.

          X.  EVENTS OF DEFAULT.

          The occurrence of any one or more of the following events shall constitute an "Event of Default":

               (a) failure by any Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due and in the event the aggregate balance of Advances outstanding at any time is in excess of the amounts permitted hereunder such default shall continue unremedied for more than five (5) days after notice thereof shall have been given to Borrowing Agent by Agent;

               (b) any representation or warranty made or deemed made by any Borrower or any Guarantor in this Agreement, any other Document or any related agreement or in any certificate, document

                                                                Exhibit 28.1
                                                                Page 74 of 93

or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made or when furnished;

               (c) failure by any Borrower to (i) furnish financial information when due or when requested and such request is not satisfied within twenty (20) days after Borrowing Agent receives notice from Agent of such request, or (ii) permit the inspection of its books or records;

               (d) issuance of a notice of Lien, Charge, Claim, levy, assessment, injunction or attachment against a material portion of any Borrower's property which is not stayed or lifted within forty five (45) days;

               (e)    failure or neglect of any Borrower to
perform, keep or observe any term, provision, condition, or covenant herein contained, or contained in any other agreement or arrangement, now or hereafter entered into between any Borrower, Agent and/or any Lender other than the failure or neglect of any Borrower to perform, keep or observe any term, provision, condition or covenant contained in Sections 4.6, 4.7, 6.1, 6.4, 9.4 or 9.6 which is cured within fifteen (15) days from the occurrence of such failure or neglect.

               (f) any judgment is rendered or judgment liens filed against any Borrower or any Guarantor for an amount in excess of $250,000 which within thirty (30) days of such rendering or filing is not either satisfied, stayed, bonded or discharged of record;

               (g) any Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within forty five (45) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

               (h)    any Borrower shall admit in writing its
inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

               (i) any Subsidiary or any Guarantor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business,

                                                           Exhibit 28.1
                                                           Page 75 of 93

(iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within forty five (45) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

               (j) any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having, subject to Permitted Encumbrances, a first priority interest with respect to Receivables, Inventory and General Intangibles and having the same priority as Agent had on the Closing Date with respect to Equipment;

               (k) notice of termination, termination, breach or default by the CDA of the CDA Guaranty and Borrowers fail to prepay the outstanding principal balance of the Term Loan in the then outstanding amount of the CDA Guaranty within sixty (60) days of such notice, termination, breach or default provided that the funds used to make such prepayment shall be obtained from additional equity contributions to Borrowers and Borrowers shall not be permitted to request Revolving Advances to make such payments.

               (l) a default of the obligations of any Borrower or any Guarantor under any other agreement to which it is a party shall occur which has a Material Adverse Effect on Borrowers, GDC Canada and GDC United Kingdom taken as a whole which default is not cured within any applicable grace period;

               (m)    termination, breach or default of any
Guarantee or Guarantor Security Agreement or similar agreement executed and delivered to Agent and/or any Lender in connection with the Obligations of Borrowers, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guarantee or Guarantor Security Agreement or similar agreement;

               (n)    any Change of Control;

               (o) any material provision of this Agreement or any other Document shall, for any reason, cease to be valid and binding on any Borrower or any Guarantor, or any Borrower or any Guarantor shall so claim in writing;

               (p) any portion of the Collateral shall be seized or taken by a Governmental Body, or any Borrower or the title and rights of any Borrower or any Original Owner which is the owner of any material portion of the Collateral shall have become the subject matter of litigation which would be likely to, in the reasonable opinion of Required Lenders, upon final determination,

                                                        Exhibit 28.1
                                                        Page 76 of 93


result in impairment or loss of the security provided by this Agreement or the Other Documents; or

               (q)    an event or condition specified in Section
7.15 or 9.14 shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, or in the opinion of Required Lenders be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Required Lenders, would be likely to have a material adverse effect upon the Collateral or the ability of Borrowers to perform their Obligations under this Agreement.

          XI.  LENDERS' RIGHTS AND REMEDIES AFTER DEFAULT.

               11.1. Rights and Remedies. Upon the occurrence of an Event of Default pursuant to Article X(g) all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders and Agent to make Advances shall be deemed terminated; and, upon the occurrence of any of the other Events of Default and at any time thereafter (such Event of Default not having previously been cured), at the option of Required Lenders all Obligations shall be immediately due and payable and Required Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders and Agent to make Advances. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all other rights and remedies provided for herein, under the Uniform Commercial Code and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process and Agent may enter any Borrower's premises or other premises without legal process and without incurring liability to any Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require each Borrower to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery (without assumption of any credit risk), as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrowing Agent reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least five (5) Business Days prior to such sale or sales is reasonable notification. At any such sale Agent or any Lender may bid for and become the purchaser, and Agent or any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of

                                                            Exhibit 28.1
                                                            Page 77 of 93

whatsoever kind, including any right or equity of redemption and such right and equity are hereby expressly waived and released by each Borrower. In connection with the exercise of the foregoing remedies, Agent is granted permission to use all of Borrowers' trademarks, service marks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with (a) Inventory for the purpose of disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The proceeds realized from the sale of any Collateral shall be applied as follows: first, to the reasonable costs, expenses and attorneys' fees and expenses incurred by Agent for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second, to interest due upon any of the Obligations; and, third, to the principal of the Obligations. If any deficiency shall arise, Borrowers shall remain liable to Agent and Lenders therefor.

               11.2. Agent's Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent's or Lenders' rights hereunder.

               11.3. Setoff. In addition to any other rights which Agent or any Lender may have under applicable law, upon the occurrence of an Event of Default, Agent and each Lender shall have a right to apply any Borrower's property held by Agent and such Lender to reduce the Obligations.

               11.4. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies, all of which shall be cumulative and not alternative.

          XII.  WAIVERS AND JUDICIAL PROCEEDINGS.

               12.1. Waiver of Notice. Each Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

               12.2. Delay. No delay or omission on Agent's or any Lender's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default. Any partial exercise of any right, remedy or option by Agent or any Lender shall not operate as a waiver of any subsequent full or partial exercise of any right, remedy or option by Agent or any Lender.

                                                              Exhibit 28.1
                                                              Page 78 of 93
               12.3.  Jury Waiver.  EACH PARTY TO THIS AGREEMENT
HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM,
DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT
OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR
DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH
OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR
ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH,
OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER
NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT
OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH
CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT
TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE
AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS
WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE
WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          XIII.  EFFECTIVE DATE AND TERMINATION.

               13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Agent, each Borrower and each Lender, shall become effective on the date hereof and shall continue in full force and effect until November 30, 1996 (the "Term") unless sooner terminated as herein provided. Borrowing Agent may terminate this Agreement at any time upon forty five (45) days' prior written notice to Agent ("Termination Date") upon payment in full of the Obligations; provided, however, that Borrowers shall pay an early termination fee in an amount equal to (x) $200,000 if the termination date occurs from December 1, 1993 to and including November 30, 1994 and (y) $100,000 if the termination date occurs from December 1, 1994 to and including November 30, 1995.

               13.2.  Termination.  The termination of this
Agreement shall not affect any of Borrowers', Agent's or any Lender's rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created and Obligations have been fully disposed of, concluded or liquidated. The Liens and rights granted to Agent for the benefit of Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers' account may from time to time be temporarily in a zero or credit position, until (i) all of the Obligations of Borrowers have been paid or performed in full after the termination of this Agreement or Borrowers have furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto and (ii) Borrowers have caused cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to the aggregate face amount of all outstanding Letters of Credit, and Borrowers hereby irrevocably authorize Agent, in its discretion, on Borrowers' behalf and in Borrowers' name, to open such an account and to make and maintain deposits therein, or in an account opened by Borrowers, in the

                                                        Exhibit 28.1
                                                        Page 79 of 93

amounts required to be made by Borrowers, unless such outstanding Letters of Credit have been surrendered by their beneficiaries to Agent. Accordingly, each Borrower waives any rights which it may have under Section 9-404(1) of the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to any Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are repaid or performed in full or longer as provided herein.

          XIV. REGARDING AGENT.

               14.1. Appointment. Each Lender hereby irrevocably designates BNY to act as Agent for such Lender under the Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of the Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral and the collateral covered by the Guarantor Security Agreements, payments of principal and interest, fees (except the fees set forth in the Fee Letter and Section 3.4), charges and collections received pursuant to the Documents, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder or under the other Documents by or through its agents or employees. As to any matters not expressly provided for by this Agreement or any of the other Documents (including without limitation, collection of any Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Lenders or the Required Lenders, as applicable and such instructions shall be binding upon Lenders; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to the Documents or applicable law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

               14.2. Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in the Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or thereunder or in connection herewith or therewith, unless caused by their gross negligence (but not mere negligence) or willful misconduct, or (ii) responsible in any manner to any Lender for any recitals, statements, representations or warranties made by any Borrower, any Guarantor or any officer thereof contained in any of the Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with,

                                                              Exhibit 28.1
                                                              Page 80 of 93

any of the Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Documents or for any failure of any Borrower or any Guarantor to perform its obligations hereunder or thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any of the Documents, or to inspect the properties, books or records of any Borrower or any Guarantor. The duties of Agent as respects the Advances shall be mechanical and administrative in nature; Agent shall not have by reason of any Document a fiduciary relationship in respect of any Lender; and nothing in any of the Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of any of the Documents except as expressly set forth herein or therein.

               14.3. Lack of Reliance on Agent and Resignation. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith and/or in connection with the other Documents, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Borrower or any Guarantor pursuant to the terms hereof or any of the other Documents.

               Agent may resign on sixty (60) days' written notice to each of Lenders and the Borrowers and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers. Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent's resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

               14.4. Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with any of the Documents, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Lenders or Required Lenders, as applicable; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder or under any other Document in accordance

                                                             Exhibit 28.1
                                                             Page 81 of 93

with the instructions of the Lenders or Required Lenders, as applicable.

               14.5. Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to the Documents and its duties hereunder and thereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

               14.6. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Incipient Event of Default or Event of Default or any default under any of the other Documents, unless Agent has received notice from a Lender or Borrower referring to this Agreement or the other Documents, describing such Incipient Event of Default or Event of Default and stating that such notice is a "notice of default". In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Incipient Event of Default or Event of Default as shall be reasonably directed by the Lenders or Required Lenders, as applicable; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Incipient Event of Default or Event of Default as it shall deem advisable in the best interests of Lenders.

               14.7. Indemnification. To the extent Agent is not reimbursed and indemnified by Borrowers and without limiting Borrowers' obligation to do so, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder or under any other Documents, or in any way relating to or arising out of this Agreement or any of the other Documents; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence (but not mere negligence) or willful misconduct.

               14.8. Agent in its Individual Capacity. With respect to the obligation of BNY to lend under this Agreement and the Revolving Advances made by it, BNY shall have the same rights and powers hereunder and under any of the other Documents as any other Lender and as if it were not performing the duties as Agent specified herein or therein; and the term "Lender" or any similar

                                                             Exhibit 28.1
                                                             Page 82 of 93

term shall, unless the context clearly otherwise indicates, include BNY in its individual capacity as a Lender. BNY may engage in business with Borrowers, Guarantors and Affiliates of any Borrower or any Guarantor as if it were not performing the duties specified herein or in any of the other Documents, and may accept fees and other consideration from any Borrower, any Guarantor or any Affiliate of any Borrower or any Guarantor for services in connection with this Agreement and the other Documents or otherwise without having to account for the same to Lenders.

               14.9. Delivery of Documents. To the extent Agent receives documents and information from any Borrower or any Guarantor pursuant to the terms of this Agreement or any other Document or Guarantor Security Agreements, Agent will promptly furnish such documents and information to any Lender upon the written request of such Lender to the extent such Lender does not otherwise receive such documents and information directly from such Borrower or such Guarantor.

               14.10. Borrowers' Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement and the Other Documents, each of the Borrowers hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or the Lenders or any of them pursuant to this Agreement or the Other Documents to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower's obligations to make payments for the account of the Lenders or the relevant one or more of them pursuant to this Agreement and the Other Documents.

          XV.  BORROWING AGENCY PROVISIONS.

               15.1. Appointment. (a) Each Borrower hereby irrevocably designates Borrowing Agent as its attorney and agent to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of each Borrower, and does hereby authorize Agent to pay over or credit all loan proceeds hereunder in accordance with the advance request made by Borrowing Agent.

                      (b)  It is understood and agreed by each
Borrower that the handling of this credit facility in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Agent nor any Lender shall incur any liability to Borrowers as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby agrees to indemnify Agent and each Lender and to hold Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of Agent's or such Lender's handling of the financing arrangements of the Borrowers as provided herein, reliance by Agent and Lenders on any request or instruction from

                                                        Exhibit 28.1
                                                        Page 83 of 93

Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to the gross (not mere) negligence or willful misconduct of the indemnified party.

                      (c) Each Borrower represents and warrants to Agent and Lenders that (i) the Borrowers have one or more common shareholders (other than GDC whose stock is publicly held), directors and officers, (ii) the businesses and corporate activities of the other Borrowers are closely related to, and substantially benefit, the business and corporate activities of such Borrower, (iii) the financial and other operations of the Borrowers are performed on a combined basis as if the Borrowers constituted a consolidated corporate group, (iv) such Borrower has received substantial economic benefit from entering into this Agreement and shall receive substantial economic benefit from the application of each Advance hereunder, in each case whether or not such Advance is used directly by such Borrower, and (v) all extensions of credit hereunder requested by the Borrowing Agent are for the exclusive and indivisible benefit of all Borrowers as though, for purposes of this Agreement and the Other Documents and the allocation of any Collateral thereunder, the Borrowers constituted a single entity.

               15.2. Joint and Several Obligations. Each Borrower (other than GDC), jointly and severally, unconditionally guaranties to Agent and Lenders, prompt payment when due by GDC (whether by acceleration or otherwise) of the Term Loan. Each Borrower further agrees that all Obligations shall be joint and several, and that each Borrower shall make payment upon any of the Obligations upon their maturity by acceleration or otherwise, and that such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearances granted by Agent or any Lender to any other Borrower or any Guarantor, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against the other Borrowers or any Guarantor, the release by Agent or any Lender of any Collateral or any collateral covered by the Guarantor Security Agreements now or hereafter acquired from any Borrower or any Guarantor, failure of Agent or any Lender to realize upon such Collateral or any collateral covered by the Guarantor Security Agreements in a commercially reasonably manner, and that such agreement by each Borrower to pay upon any notice issued pursuant hereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers, any Guarantor, any Collateral or any collateral covered by the Guarantor Security Agreements or the lack thereof.

               15.3.  Waiver of Subrogation. Each Borrower
expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Borrower may now or hereafter have against any Borrower or other Person directly or contingently liable for the obligations hereunder, or against or with respect to any Borrower's or any other Person's property (including, without limitation, any

                                                             Exhibit 28.1
                                                             Page 84 of 93

property which is Collateral), arising from the existence or performance of this Agreement or any Other Document.

          XVI.  MISCELLANEOUS.

               16.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Agreement or any Other Document or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or any Other Document. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or Lenders to bring proceedings against any Borrower in the courts of any other jurisdiction. Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by any Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any Other Document or any related agreement, shall be brought only in a federal or state court located in the City of New York, State of New York.

               16.2. Entire Understanding. (a) This Agreement, the Other Documents and the other documents executed concurrently herewith contain the entire understanding between Borrowers, Agent and each Lender and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof. Any promises, representations, warranties or guarantees not herein contained and hereafter made shall have no force and effect unless in writing, signed by each Borrower's, Agent's and each Lender's respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing in accordance with Section 16.2(b). Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and the Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement or any Other Document. In the event a conflict exists between the terms and provisions of this Agreement and the terms and provisions of any of the Other Documents, the terms and provisions of this Agreement shall control.

                      (b)  Required Lenders or Agent with the
consent in writing of the Required Lenders, and Borrowers may,

                                                    Exhibit 28.1
                                                    Page 85 of 93

subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or any of the other Documents, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent, Borrowers or Guarantors hereunder or thereunder or the conditions, provisions or terms hereof or thereof or waiving any Event of Default, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:

                           (i)    increase the Commitment
Percentage of any Lender;

                           (ii)  increase the Maximum Loan Amount,
Maximum Revolving Advance Amount or any of the Advance Rates;

                           (iii) increase the amount of the Term
Loan;

                           (iv) extend the maturity of any Note or
the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrowers to Lenders pursuant to this Agreement;

                           (v) alter the definition of the term
Required Lenders or alter, amend or modify this Section 16.2(b) or
Section 2.2(g), 3.7, 3.8, 3.9, 3.10, 16.5 or 16.8;

                           (vi)  release any Collateral during any
calendar year having an aggregate value in excess of $1,000,000;

                           (vii) change the rights and duties of
Agent; or

                           (viii) consent to any acquisition by any
Borrower of the assets or capital stock of any Person where the amount paid by such Borrower after June 1, 1994 in connection with such acquisition together with all amounts previously paid by Borrowers in connection with such acquisitions after June 1, 1994 would exceed $5,000,000 in the aggregate.

Any such supplemental agreement shall apply equally to each of the Lenders and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

               16.3.  Successors and Assigns; Participations; New
Lenders.

                                                         Exhibit 28.1
                                                         Page 86 of 93

                      (a) This Agreement shall be binding upon and inure to the benefit of each Borrower, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

                      (b)  Each Borrower acknowledges that in the
regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances and its commitment to make or participate in Advances to other financial institutions (each such transferee or purchaser of a participating interest, a "Transferee"). Each Transferee may exercise all rights of payment (including, without limitation, rights of set-off) with respect to the portion of such Advances held or participated in by it or other Obligations payable hereunder as fully as if such Transferee were the direct holder thereof provided that Borrowers shall not be required to pay to any Transferee more than the amount which it would have been required to pay to the Lender which granted an interest in its Advances or other Obligations payable hereunder to such Transferee had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both Lender and such Transferee. Each Borrower hereby grants to any Transferee a continuing security interest in any deposits, moneys or other property actually or constructively held by such Transferee as security for such Transferee's interest in the Advances.

                      (c)  Any Lender may sell, assign or transfer
all or any part of its rights and obligations under this Agreement and the other Documents to (x) one or more of its affiliates or in connection with the sale or transfer of such Lender's loan portfolio, or (y) with Agent's and Borrowing Agent's prior written consent, which consent will not be unreasonably withheld, to additional banks or financial institutions (each a "Purchasing Lender"), in minimum amounts of not less than $2,500,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase

                                                              Exhibit 28.1
                                                              Page 87 of 93

by such Purchasing Lender of all or a portion of the rights and obligations of the transferor Lender under this Agreement and the other Documents. Borrowers hereby consent to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

                      (d)  Agent shall maintain at its address a
copy of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the Advances owing to or participated in by each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrowers, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $2,500 payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment to such Purchasing Lender.

                      (e)  Borrowers authorize each Lender to
disclose to any Transferee or Purchasing Lender and any prospective Transferee or Purchasing Lender any and all financial information in such Lender's possession concerning Borrowers which has been delivered to such Lender by or on behalf of Borrowers pursuant to this Agreement or any other Document or in connection with such Lender's credit evaluation of Borrowers. Each such Transferee or Purchasing Lender shall agree to preserve the confidentiality of non-public information in accordance with the terms of this Agreement.

               16.4. Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower's benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

               16.5. Indemnity. Each Borrower shall indemnify and hold harmless Agent, each Lender and their respective employees, agents, directors and officers from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and

                                                         Exhibit 28.1
                                                         Page 88 of 93

disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross (not mere) negligence or willful misconduct of the party being indemnified. The obligations of Borrowers under this Section 16.5 shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

               16.6. Notice. Any notice or request hereunder may be given to Borrowers or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice or request hereunder shall be given by (a) hand delivery, (b) overnight courier, (c) registered or certified mail, return receipt requested, (d) telex or telegram, subsequently confirmed by registered or certified mail, or (e) telecopy to the number set out below (or such other number as may hereafter be specified in a notice designated as a notice of change of address) with telephone communication to a duly authorized officer of the recipient confirming its receipt and subsequently confirmed by registered or certified mail. Notices and requests shall, in the case of those by (x) overnight courier or telegram, be deemed to have been given when delivered to the overnight courier or delivered to the telegraph office addressed as provided in this Section and (y) registered or certified mail, be deemed to have been given when deposited in the United States mail addressed as provided in this Section. Notwithstanding the foregoing, any notice to be given under Article II will not be deemed delivered until actual receipt by Agent or Lenders.

(A) If to Agent or BNY, at:      The Bank of New York
                                 123 Main Street
                                 White Plains, New York 10602
                                 Attention: Edward Moriarty
                                 Telephone: (914) 684-5634
                                 FAX: (914) 684-5636

with a copy to:                  BNY Business Center, Inc.
                                 301 Tresser Boulevard
                                 Stamford, Connecticut 06901
                                 Attention:  Ron Pagoto
                                 Telephone:  (203) 353-0505
                                 FAX:  (203) 967-8006

with a copy to:                  Hahn & Hessen
                                 350 Fifth Avenue
                                 New York, New York 10118
                                 Attention: Steven J. Seif, Esq.
                                 Telephone: (212) 736-1000
                                 FAX:  (212) 594-7167

                                                      Exhibit 28.1
                                                      Page 89 of 93

(B) If to a Lender other than BNY, as specified on the signature pages hereof.

(C) If to Borrowers, at:         General DataComm Industries, Inc.
                                 1579 Straits Turnpike
                                 Middlebury, Connecticut 06762-1299
                                 Attention: William S. Lawrence/
                                              Dennis Nesler
                                 Telephone: (203) 574-1118
                                 FAX: (203) 598-7133

with a copy to:                  Weisman, Celler, Spett & Modlin
                                 445 Park Avenue
                                 New York, New York 10022
                                 Attention: Howard Modlin, Esq./
                                              Gerald Gordon, Esq.
                                 Telephone: (212) 371-5400
                                 FAX: (212) 371-5407

               16.7. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

               16.8. Expenses. All costs and expenses including, without limitation, reasonable attorneys' fees and disbursements incurred by Agent, Agent on behalf of Lenders and Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent's security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent's or any Lender's transactions with any Borrower, or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and all related agreements, or (f) in syndicating the Advances to be made under this Agreement but only to the extent Agent involves its syndications department, may be charged to Borrowers' account as a Domestic Revolving Loan and shall be part of the Obligations.

               16.9. Injunctive Relief. Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement or any Other Document, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Required Lenders so request, shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

                                                     Exhibit 28.1
                                                     Page 90 of 93

               16.10. Consequential Damages. Neither Agent, any Lender nor any agent or attorney for Agent or any Lender shall be liable to any Borrower for consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations. No Borrower or any agent or attorney for any Borrower shall be liable to Agent or any Lender for consequential damages arising from any breach of this Agreement.

               16.11. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

               16.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument.

               16.13. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits hereto.

               16.14. Confidentiality. Agent, each Lender and any Transferee shall hold all non-public information obtained by Agent or such Lender pursuant to the requirements of this Agreement in accordance with Agent's and such Lender's customary procedures for handling confidential information of this nature; provided, however, Agent and each Lender may disclose such confidential information (a) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (b) to any Transferee or any prospective Transferee, and (c) as required or requested by any governmental agency or representative thereof or pursuant to legal process or in connection with any suit involving Agent, any Lender or any Transferee; provided, however that in no event shall Agent or any Lender be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien in

                                                          Exhibit 28.1
                                                          Page 91 of 93

the Collateral and provided that the Obligations have been paid in full and this Agreement has been terminated.

          Each of the parties has signed this Agreement as of the 1st day of June, 1994.

                      GENERAL DATACOMM INDUSTRIES, INC.
                      GENERAL DATACOMM, INC.
                      GDC NAUGATUCK, INC.
                      DATACOMM SERVICE CORPORATION
                      GDC REALTY, INC.
                      GENERAL DATACOMM INTERNATIONAL CORP.
                      GENERAL DATACOMM SYSTEMS, INC.

                      By:_______________________________________
                         William S. Lawrence, the Vice President
                         of each of the foregoing corporations

                           1579 Straits Turnpike
                           Middlebury, Connecticut 06762-1299


                      THE BANK OF NEW YORK

                      By:___________________________________
                          David M. Duffy, Vice President

                           123 Main Street
                           White Plains, New York 10602
                           Commitment Percentage: 45.4545455%


                      IBJ SCHRODER BANK & TRUST COMPANY

                      By:____________________________________
                      Title__________________________________

                           One State Street
                           New York, New York 10004
                           Commitment Percentage: 30.3030303%


                      PEOPLE'S BANK

                      By:____________________________________
                          Patricia O. Phalon, Vice President

                           900 Main Street South
                           Southbury, Connecticut 06488
                           Commitment Percentage: 24.2424242%


                      THE BANK OF NEW YORK, as Agent

                      By:___________________________________
                          David M. Duffy, Vice President

                                                            Exhibit 28.1
                                                            Page 92 of 93

STATE OF NEW YORK     )
                      ) ss.
COUNTY OF NEW YORK    )



          On this 1st day of June, 1994, before me personally came WILLIAM S. LAWRENCE, to me known, who, being by me duly sworn, did depose and say that he is the Vice-President of each of GENERAL DATACOMM INDUSTRIES, INC., GENERAL DATACOMM, INC., GDC NAUGATUCK, INC., DATACOMM SERVICE CORPORATION, GDC REALTY, INC., GENERAL DATACOMM INTERNATIONAL CORP. and GENERAL DATACOMM SYSTEMS, INC., the corporations described in and which executed the foregoing instrument and that he signed his name thereto by order of the board of directors of said corporations.


                                 ______________________________
                                        NOTARY PUBLIC


STATE OF NEW YORK     )
                      ) ss.
COUNTY OF NEW YORK    )


          On this 1st day of June, 1994, before me personally came David M. Duffy, to me known, who, being by me duly sworn, did depose and say that he is the Vice President of THE BANK OF NEW YORK, the corporation described in and which executed the foregoing instrument and that he signed his name thereto by order of the board of directors of said corporation.


                                 ______________________________
                                        NOTARY PUBLIC


STATE OF NEW YORK     )
                      ) ss.
COUNTY OF NEW YORK    )


          On this 1st day of June, 1994, before me personally came _________________, to me known, who, being by me duly sworn, did depose and say that he is the _____________ of IBJ SCHRODER BANK & TRUST COMPANY, the corporation described in and which executed the foregoing instrument and that he signed his name thereto by order of the board of directors of said corporation.

                                                         Exhibit 28.1
                                                         Page 93 of 93


                                 ______________________________
                                        NOTARY PUBLIC


STATE OF NEW YORK     )
                      ) ss.
COUNTY OF NEW YORK    )


          On this 1st day of June, 1994, before me personally came Patricia O. Phalon, to me known, who, being by me duly sworn, did depose and say that she is the Vice President of PEOPLE'S BANK, the corporation described in and which executed the foregoing instrument and that she signed her name thereto by order of the board of directors of said corporation.

                                          _____________________
                                             NOTARY PUBLIC